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As filed with the Securities and Exchange Commission on March 24, 2010

Registration Statement on No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CH2M HILL Companies, Ltd.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	8711 (Primary Standard Industrial Classification Code Number)	93-0549963 (I.R.S. Employer Identification Number)

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112-5946
(303) 771-0900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan
CH2M HILL Companies, Ltd. Short Term Incentive Plan
CH2M HILL Companies, Ltd. Long Term Incentive Plan
CH2M HILL Companies, Ltd. Executive Officers Long Term Incentive Plan
CH2M HILL Companies, Ltd. Stock Option Plan
CH2M HILL Companies, Ltd. Deferred Compensation Plan
CH2M HILL Companies, Ltd. Executive Deferred Compensation Plan
CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan
CH2M HILL Retirement and Tax-Deferred Savings Plan
CH2M HILL Companies, Ltd. Restricted Stock Plan
(Full Title of the Plans)

Margaret B. McLean
CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112-5946
(303) 771-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Whitney Holmes, Esq.
Morrison & Foerster LLP
5200 Republic Plaza
370 Seventeenth Street
Denver, Colorado 80202-5638
(303) 592-1500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock	50,000,000(2)(3)	$40.52(4)	$1,818,496,351(5)	$129,659(5)

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the Act) this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
Such 50,000,000 shares includes: (i) 46,000,000 shares that we may offer pursuant to our employee benefit plans, and (ii) the resale of 4,000,000 of such 46,000,000 shares that may become "control securities" within the meaning of General Instruction C of Form S-8 (and for the resale of which no separate filing fee is payable as provided in Rule 457(h)(3) under the Act).

(3)
Pursuant to Rule 429 under the Act, this Registration Statement contains a prospectus that also relates to the offering of 1,121,018 shares that were previously registered under the Registrant's registration statement No. 333-113160.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act using the common stock share price determined by the Board of Directors on February 12, 2010, as described in the prospectus that forms a part of this registration statement.

(5)
As described in footnote (2), of the 50,000,000 shares the offering of which is being registered hereby, the resale of 4,000,000 of such shares that may become control securities is being registered and no separate fee is payable with respect to such resale pursuant to Rule 457(h)(3) under the Act and as described in footnote (3), this Registration Statement also contains a prospectus that relates to the offering of 1,121,018 shares that were previously registered under the Registrant's registration statement No. 333-113160, for which the registration fee was previously paid. Consequently, the Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee have been calculated on the basis of the offering of 44,878,982 shares.

PROSPECTUS

50,000,000 Shares of Common Stock

        CH2M HILL Companies, Ltd. and our shareholders are offering up to 50,000,000 shares of common stock, $0.01 par value per share, including:

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  Up to 46,000,000 shares that we may offer to our employees through our employee benefit plans or that our employee benefit plans may offer through the internal market; and

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  Up to 4,000,000 shares that officers and directors may offer through the internal market.

        The shares of our common stock covered by this prospectus may be offered by us or by the selling shareholders on a delayed or continuous basis. We will not receive any proceeds from the sale of common stock held by the selling shareholders. We will bear all of the costs associated with the registration of the shares of common stock offered hereby, but we will not be responsible for any brokerage or underwriting fees or commissions incurred in connection with the selling shareholders' sales.

        The selling shareholders and the broker that effects the trades through our internal market for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions or discounts received by them and any profit on the sale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        This offering of common stock is designed to allow trading of the common stock among our employees, directors, eligible consultants and employee benefit plans up to four times each year through CH2M HILL's internal market. No exchange lists the common stock. For more details on how the internal market functions, see "Internal Market Information" beginning on page 13.

        All of the shares being offered for sale by this prospectus will be sold through the internal market at the price set by the Board of Directors from time-to-time. On February 12, 2010, the Board of Directors established the price for the common stock at $40.52 per share.

        Investing in the common stock involves risks. See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated March 23, 2010

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Before investing in CH2M HILL common stock, you should read the entire prospectus carefully, including the "Risk Factors" section and our most recently filed Annual Report on Form 10-K incorporated herein by reference. Unless the context requires otherwise, references to "we," "us," "our," "CH2M HILL," or the "Company" are intended to mean CH2M HILL Companies, Ltd. and our subsidiaries.

General

        We are one of the largest professional engineering services firms worldwide and are employee-owned. Our business provides engineering, construction, operations, major project management and technical services to municipal, state, federal and private sector clients worldwide. Founded in 1946, we have 23,500 employees in offices worldwide.

        We believe we provide our clients with innovative project delivery using cost-effective approaches and advanced technologies. We continuously monitor acquisition and investment opportunities that will expand our portfolio of services, add value to the projects undertaken for clients, or enhance our capital strength. We believe that we are well positioned geographically, technically and financially to compete worldwide in the key markets we have elected to pursue and the clients we serve.

Our Operating Segments

        Effective May 2009, our chief operating decision maker (our Chief Executive Officer) began regularly reviewing operating results and making strategic and operating decisions with regards to assessing performance and allocating resources based on a revised reporting structure.

        We provide services to our clients through three operating segments: Government, Environment and Nuclear (GEN), Facilities and Infrastructure, and Energy. The structure is intended to provide for better decision making on an enterprise-wide basis.

        Our GEN segment generally provides a comprehensive range of services to the U.S. Federal government as well as services to international governments and industry. Our Facilities and Infrastructure segment generally provides a comprehensive range of services to various industry segments, and state, local and provincial governments. Our Energy segment generally provides a comprehensive range of services to private sector clients. Financial information for each segment for each of the last three years, including 2009, is included in Note 16 of the Notes to Consolidated Financial Statements in Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2009.

Operation of the Internal Market

        Our common stock is not traded publicly. Ownership is restricted to employees, directors, eligible consultants and employee benefit plans. Our common stock is traded through our internal market (Internal Market) maintained by an independent broker engaged by us. Through the Internal Market, any eligible shareholder and certain benefit plans may offer shares of common stock for sale to eligible buyers up to four times each year on pre-determined days (each, a Trade Date). Shares are bought and sold through the Internal Market at a price intended to represent fair value and determined by our Board of Directors. Our Board of Directors establishes the stock price based on our after-tax profits, otherwise referred to as net income, and shareholders' equity, as well as a subjective analysis of market factors our Board of Directors considers relevant. We may purchase or sell shares of common stock on the Internal Market on any Trade Date to balance the supply and demand for our common stock between sellers and buyers, but we are not obligated to do so.

Principal Executive Offices

        Our principal executive offices are located at 9191 South Jamaica Street, Englewood, Colorado 80112-5946. Our telephone number is (303) 771-0900. For additional information regarding CH2M HILL Companies, Ltd. (CH2M HILL), including free copies of filings with the Securities and Exchange Commission (SEC), please visit our web site at www.ch2m.com in the About Us/Employee Ownership section.

RISK FACTORS

Risks Related to Our Business

Unpredictable economic cycles, uncertain demand for our engineering capabilities and related services, and failure by our major customers to pay our fees, could cause our revenue to fluctuate or result in uncollectible accounts receivable.

        Demand for our engineering and other services is affected by the general level of economic activity in the markets in which we operate, both in the U.S. and internationally. Our customers, particularly our private sector customers, and the markets in which we compete to provide services, are likely to experience periods of economic decline from time-to-time. In particular, the recent global economic downturn resulted in a slowdown in demand for our services in certain markets, most notably oil and gas, manufacturing and industrial clients. In the public sector, declines in state and tax revenues resulted in, and may continue to impact state and local government spending on civil infrastructure projects.

        Adverse economic conditions may decrease our customers' willingness to make capital expenditures or otherwise reduce their spending to purchase our services, which could result in diminished revenues and margins for our business. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could force us to accept contract terms that are less favorable to us than we might be able to negotiate under other circumstances. Changes in our mix of services or a less favorable contracting environment may cause our revenues and margins to decline. Moreover, our customers may experience difficult business climates from time-to-time and could delay or fail to pay our fees as a result. If a customer failed to pay a significant outstanding fee, our financial results could be adversely affected and our stock price could be reduced. Adverse credit market conditions could negatively impact our customers' ability to fund their projects and therefore utilize our services. These credit disruptions could negatively impact our backlog and profits. Furthermore, any financial difficulties suffered by our subcontractors or suppliers could increase our costs or adversely impact project schedules.

        The uncertainty of large-scale domestic and international projects makes it particularly difficult to predict whether and when we will receive a contract award. The uncertainty of contract award timing can present difficulties in matching our workforce size with our contract needs. If an expected contract award is delayed or not received, we could incur costs resulting from reductions in staff or redundancy of facilities that would have the effect of reducing our profits.

Changes and fluctuations in government's spending priorities could adversely affect our revenue expectations.

        Because a substantial part of our overall business is generated either directly or indirectly as a result of federal and local government regulatory and infrastructure priorities, shifts in these priorities due to changes in policy imperatives or economic conditions are often unpredictable and may affect our revenues. Significant government budget deficits may result in delays or cancelations for some of our projects.

        Political instability in key regions around the world coupled with the U.S. federal government's commitment to the war on terror put federal discretionary spending at risk, including spending on infrastructure projects that are of particular importance to our business. At the state and local levels, the need to compensate for reductions in the federal matching funds, as well as financing of federal unfunded mandates, creates tremendous pressures to cut back on infrastructure project expenditures as well. While we have won and are continuing to seek federal contracts related to changing U.S. federal government priorities, such as unforeseen disaster response, rebuilding Iraq and Afghanistan, and some other projects that reflect current government focus, there can be no assurances that potential reduction of federal infrastructure project funding would not adversely affect our business.

Environmental regulations and related compliance investigations are expensive, may adversely impact our project performance and could expose us to environmental liability.

        The assessment, analysis, remediation, handling, management and disposal of hazardous substances represent a significant portion of our business and involve significant risks. As a result, we are subject to a variety of environmental laws and regulations governing, among other things, discharges of pollutants and hazardous substances to air and water and the handling and disposal of hazardous waste including nuclear materials and related record keeping requirements. These laws and regulations and related investigations into our compliance, as it pertains to facility operations and remediation of hazardous substances, can cause project delays and, substantial management time commitment and may significantly add to our costs. Violations of these environmental laws and regulations could subject us to civil and criminal penalties and other liabilities, which can be very large. Although we have not been subject to any material civil or criminal penalties for violations of these laws to date, we have had to expend funds and divert resources to respond to reviews that have had a negative impact on the profitability of some projects. While the costs of these reviews have not been material to our consolidated results of operations in the past, additional or expanded reviews or proceedings relating to these laws, or any substantial fines or penalties, could affect our profitability and our stock price in the future, or could adversely affect our ability to compete for new business. Moreover, these laws and regulations may become more stringent, or may be more stringently enforced in the future, which could increase our costs of operations and reduce our profitability.

We may not be successful in growing through acquisitions or integrating effectively and efficiently any businesses and operations we may acquire.

        Our success depends on our ability to continually enhance and broaden our service offerings in response to changing customer demands, technology, and competitive pressures. Numerous mergers and acquisitions in our industry have resulted in a group of larger firms that offer a full complement of single-source services including studies, design, engineering, procurement, construction, operations, maintenance and, in some instances, facility ownership. To remain competitive, we may acquire new and complementary businesses to expand our portfolio of services, add value to the projects undertaken for clients or enhance our capital strength. We do not know if we will be able to complete any future acquisitions or whether we will be able to successfully integrate any acquired businesses, operate them profitably, or retain their key employees.

        Even if we do identify suitable acquisition candidates, we anticipate significant competition when trying to acquire these candidates, and there can be no assurance that we will be able to acquire such candidates at reasonable prices or on favorable terms. Some of the competing buyers may be stronger financially than we are. As a result of this competition, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations. Further, there can be no assurance that we will be able to generate sufficient cash flow from an acquisition to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

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  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

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  the potential disruption of our ongoing business;

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  preserving important strategic and customer relationships;

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  the diversion of management's attention and other resources;

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  the possible inability of management to maintain uniform standards, controls, procedures and policies;

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  the risks of entering markets in which we have little or no experience;

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  the potential impairment of employee morale;

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  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

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  the possibility that any acquired firms do not perform as expected.

Inability to secure adequate bonding would impact our ability to win projects.

        As is customary in our industry, we are often required to provide performance and surety bonds to customers in connection with our construction, EPC and fixed price projects. These bonds indemnify the customer if we fail to perform our obligations under the contract. Failure to provide a bond on terms and conditions desired by a customer may result in an inability to compete for or win a project. Historically we have had and continue to have good relationships with our sureties and have a strong bonding capacity. The issuance of bonds under any bonding facilities, however, is at the sureties' sole discretion. Bonds may be more difficult to obtain in the future or they may only be available at significant additional cost. There can be no assurance that bonds will continue to be available to us on reasonable terms. Our inability to obtain adequate bonding may result in our ineligibility to bid for construction, EPC and fixed price projects, which could have a material adverse effect on our growth and financial condition.

It can be difficult or expensive to obtain the insurance we need for our business operations.

        As part of our business operations, we maintain insurance both as a corporate risk management strategy and to satisfy the requirements of many of our contracts. Insurance products go through market fluctuations and can become expensive and sometimes very difficult to obtain. Although in the past we have generally been able to cover our insurance needs, there can be no assurances that we can secure all necessary or appropriate insurance in the future at an affordable price for the required limits. Our failure to obtain such insurance could lead to uninsured losses that could materially adversely affect our results of operations or financial condition.

        Our risk management personnel continuously monitor the developments in the insurance market. The financial stability of the insurance and surety providers is one of the major factors that we have taken into account when buying our insurance coverage. Currently our insurance and bonds are purchased from several of the world's leading and financially stable providers often in layered insurance or co-surety arrangements. The built-in redundancy of such arrangements usually enables us to call upon existing insurance and surety suppliers to fill gaps that may arise if other such suppliers become financially unstable.

The success of our joint ventures depends on the satisfactory performance by our joint venture partners of their joint venture obligations. The failure of our joint venture partners to perform their joint venture obligations could impose on us additional financial and performance obligations that could result in reduced profits or, in some cases, significant losses for us with respect to the projects that our joint ventures undertake.

        We enter into joint ventures as part of our business. The success of these joint ventures depends, in large part, on the satisfactory performance of our joint venture partners meeting their obligations. If our joint venture partners fail to satisfactorily perform their joint venture obligations as a result of financial or other difficulties, the joint venture may be unable to adequately perform or deliver its contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or, in some cases, significant losses for us with respect to the joint venture.

        Occasionally, we participate in joint ventures where we are not a controlling party. In such instances we may have limited control over joint venture decisions and actions, including internal controls and financial reporting, which may have an impact on our business.

We may be restricted in our ability to access the cash flows or assets from our subsidiaries and joint venture partners upon which we are substantially dependent.

        We are dependent on the cash flows generated by our subsidiaries and, consequently, on their ability to collect on their respective accounts receivables. Substantially all of our cash flows necessary to meet our operating expenditures are generated by our subsidiaries. The financial condition and operational requirements of our subsidiaries may limit our ability to obtain cash from them. In addition, we conduct some operations through foreign subsidiaries and joint ventures. We do not manage all of these entities. Even in those joint ventures that we manage, we are often required to consider the interests of our joint venture partners in connection with decisions concerning the operations of the joint ventures. Arrangements involving these foreign subsidiaries and joint ventures may restrict us from gaining access to the cash flows or assets of these entities. In addition, these foreign subsidiaries and joint ventures sometimes face governmentally imposed restrictions on their abilities to transfer funds to us.

Our dependence on subcontractors and equipment manufacturers could adversely affect us.

        We rely on third-party subcontractors as well as third-party equipment manufacturers to complete our projects. To the extent that we cannot engage subcontractors or acquire equipment or materials, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price contracts, we could experience losses in the performance of these contracts. In addition, if a subcontractor or a manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms for any reason, including the deterioration of its financial condition, we may be required to purchase the services, equipment or materials from another source at a higher price. These risks are potentially more significant in the current economic downturn if financial difficulties in our supply chain cause our services or equipment suppliers not to be able to support the demands and schedules of our business. This may reduce the profit we expect to realize or result in a loss on a project for which the services, equipment or materials were needed.

We face risks associated with our international business.

        In 2009 and 2008, we derived approximately 18% of our revenues from operations outside of the U.S.. Conducting business internationally is subject to a variety of risks including:

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  Currency exchange rate fluctuations, either independently or together with the impact of international tax laws, and restrictions on currency movements could adversely affect our results of operations if we are forced to maintain assets in currencies other than the U.S. dollar because our results are reported in U.S. dollars.

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  Political and economic instability and unexpected changes in regulatory requirements in foreign countries could adversely affect our projects overseas and our ability to repatriate cash.

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  Inconsistent regulations and diverse licensing and legal requirements may increase our costs because our operations must comply with a variety of laws that differ from one country to another.

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  Terrorist attacks and civil unrest in some of the countries where we do business may delay project schedules, threaten the health and safety of our employees and increase our cost of operations.

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  Challenges in managing risks inherent in international operations, such as unique labor rules and corrupt business environments may cause inadvertent violations of laws that we may not immediately detect or correct.

        We do not know the impact that such regulatory, geopolitical and other factors may have on our business in the future.

Special risks associated with doing business in highly corrupt environments.

        Our international business operations include projects in developing countries and countries torn by war and conflict. Many of these countries are rated poorly by Transparency International, the independent watchdog organization for government and institutional corruption around the world. To the extent we operate outside of the U.S., we are subject to the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from paying or offering anything of value to foreign government officials for the purpose of obtaining or keeping business, or otherwise receiving discretionary favorable treatment of any kind. In particular, we may be held liable for actions taken by our local partners, subcontractors and agents even though such parties are not always subject to our control. Any determination that we have violated the FCPA (whether directly or through acts of others, intentionally or through inadvertence) could result in sanctions that could have a material adverse effect on our business and on our ability to secure U.S. federal government contracts. While our staff is trained on the FCPA issues and we have procedures and controls in place to monitor compliance, situations outside of our control may arise that could potentially put us in violation of the FCPA inadvertently and thus negatively impact our business.

Government contracts present risks of termination for convenience, adjustment of payments received, restrictions on ability to compete for government work and funding constraints.

        In 2009, we derived approximately 35% of our total revenues from contracts with the U.S. federal government and foreign national governments. We own equity interests in joint ventures with revenues attributable primarily or entirely to contracts with U.S. federal government clients. The following risks are inherent in U.S. federal government contracts:

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  Because federal laws permit government agencies to terminate a contract for convenience, our government clients may terminate or decide not to renew our contracts with little or no prior notice.

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  U.S. federal government clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we previously received, or withhold a portion of fees due to us because of unsatisfactory audit outcomes. Audits have been completed on our federal contracts through December 31, 2006, and are continuing for subsequent periods. None of the audits performed to date on our federal contracts has resulted in any significant adjustments to our financial statements. It is possible, however, that an audit in the future could have an adverse effect on our consolidated financial statements.

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  U.S. federal government contract regulations provide that any company convicted of a crime or indicted on a violation of statutes related to federal contracting may lose its right to receive future contract awards or extensions.

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  Our ability to earn revenues from our existing and future U.S. federal government projects will depend upon the availability of funding from U.S. federal government agencies. We cannot control whether those clients will fund or continue funding our outstanding projects.

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  In years when the U.S. federal government does not complete its budget process before the end of its fiscal year on September 30, government operations are typically funded pursuant to a "continuing resolution" that authorizes agencies of the U.S. government to continue to operate, but does not authorize new spending initiatives, which can delay the award of new contracts. These delays could have an adverse effect on our operating results.

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  Substantial budget deficits currently experienced by the U.S. federal government may result in changes in government service procurement priorities or delays on contract awards.

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  Many U.S. federal government programs require contractors to have security clearances. Depending on the level of required clearances, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which could adversely affect our business and results of operations.

        Our ability to secure new government contracts and our revenues from existing government contracts could be adversely affected by any one or a combination of the factors listed above.

Many of our projects are funded under federal, state and local government contracts and if we are found to have violated the terms of the government contracts or applicable statutes and regulations, we are subject to the risk of suspension or debarment from government contracting activities, which could have a material adverse affect on our business and results of operations.

        If we fail to comply with the terms of one or more of our government contracts or governmental statutes and regulations, or if any of our companies or employees are indicted or convicted on criminal charges (including misdemeanors) relating to any of our government contracts, in addition to any civil or criminal penalties and costs we may incur, we could be suspended or debarred from government contracting activities for a period of time. Some federal and state statutes and regulations provide for automatic debarment in certain circumstances, such as upon a conviction for a violation. The suspension or debarment in any particular case may be limited to the facility, contract or subsidiary involved in the violation or could be applied to the whole CH2M HILL family of companies if the circumstances were deemed severe enough. Even a narrow suspension or debarment could result in negative publicity that could adversely affect our ability to renew contracts and to secure new contracts, both with governments and private customers, which could materially and adversely affect our business and results of operations.

Our backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of our future performance.

        Our backlog at December 31, 2009 was $7.6 billion. We cannot assure that the revenues projected in our backlog will be realized or, if realized, will result in profits. Projects may remain in our backlog for an extended period of time prior to project execution and, once project execution begins, it may occur unevenly over the current and multiple future periods. In addition, our ability to earn revenues from our backlog depends on the availability of funding for various U.S. federal, state, local and foreign government agencies. Most of our domestic and international industrial clients have termination for convenience provisions in their contracts. Therefore, project terminations, suspensions or reductions in scope may occur from time-to-time with respect to contracts reflected in our backlog. Some backlog reductions would adversely affect the revenue and profit we actually receive from contracts reflected in our backlog. Future project cancellations and scope adjustments could further reduce the dollar amount of our backlog and the revenues and profits that we actually earn.

We could sustain losses on contracts that contain "fixed price" or "not to exceed" pricing provisions if our costs exceed the fixed or maximum prices.

        In 2009, we derived approximately 32% of our revenues from "fixed price" contracts and approximately 43% of our revenues from time-and-materials contracts, most of which had "not to exceed" price limits. Under "fixed price" contracts, we agree to deliver projects for a definite, predetermined price regardless of our actual costs incurred over the life of the project. Under time-and-materials contracts with "not to exceed" provisions, we are compensated for the labor hours expended at agreed-upon hourly rates plus cost of materials used; however, there is a stated maximum compensation for the services to be provided under the contract. Many fixed price and "not to exceed" contracts involve large industrial facilities and public infrastructure projects and present the risk that our costs to complete a project may exceed the fixed price or "not to exceed" price agreed upon with the client. The fixed or maximum fees negotiated for such projects may not cover our actual costs and desired profit margins. If our actual costs for a fixed or "not to exceed" price project are higher than we expect, our profit margins on the project will be reduced or we could suffer a loss.

Rising inflation, interest rates and/or construction costs could reduce the demand for our services as well as decrease our profit on our existing contracts, in particular with respect to our fixed price contracts.

        Because a significant portion of our revenues is earned from time-and-materials type contracts, guaranteed maximum price contracts and fixed price contracts, as well as contracts that base significant financial incentives on our ability to keep costs down, we bear some or all of the risk of rising inflation with respect to those contracts. In addition, rising inflation, interest rates and/or construction costs could reduce the demand for our services. Furthermore, if we expand our business into markets and geographic areas where "fixed price" work is more prevalent, inflation may have a larger impact on our results of operations in the future. Therefore, increases in inflation, interest rates and/or construction costs could have a material adverse impact on our business and financial results.

Our industry is highly competitive.

        We are engaged in a highly competitive business in which most of our contracts with public sector clients are awarded through a competitive bidding process that places no limit on the number or type of potential service providers. The process usually begins with a government agency request for proposal that delineates the size and scope of the proposed contract. The government agency evaluates the proposals on the basis of technical merit and cost. In the water, wastewater and water resources markets, some contracts are awarded through qualification selection processes that vary among projects.

        In both the private and public sectors, acting either as a prime contractor or as a subcontractor, we may join with other firms that we otherwise compete with to form a team to compete for a single contract. Because a team can often offer stronger combined qualifications than any firm standing alone, these teaming arrangements can be very important to the success of a particular contract competition or proposal. Consequently, we maintain a network of relationships with other companies to form teams that compete for particular contracts and projects. Failure to maintain technical and price competitiveness, as well as failure to maintain access to strong teaming partners may impact our ability to win work.

Our projects may result in liability for faulty engineering services.

        Because our projects are often large and can affect many people, our failure to make judgments and recommendations in accordance with applicable professional standards could result in large damages and, perhaps, punitive damages. Our engineering practice involves professional judgments regarding the planning, design, development, construction, operations and management of industrial facilities and public infrastructure projects. Although we have adopted a range of insurance, risk management and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

Our inability to attract and retain professional personnel could adversely affect our business.

        Our ability to attract, retain and expand our staff of qualified engineers and technical professionals will be an important factor in determining our future success and growth. The market for these professionals is competitive in the U.S. and internationally. As some of our key personnel approach retirement age, we are developing and implementing aggressive succession plans. If we cannot attract and retain qualified personnel and effectively implement appropriate succession plans, we could have a material adverse impact on our business, financial condition, and results of operations. Since we derive a significant part of our revenues from services performed by our professional staff, our failure to retain and attract professional staff could adversely affect our business by impacting our ability to complete our projects and secure new contracts.

A reduction in the scope of environmental regulations or changes in government environmental policies could adversely affect our revenues.

        A substantial portion of our business is generated either directly or indirectly as a result of federal, state, local and foreign laws and regulations related to environmental matters. Changes in environmental regulations could affect our business more significantly than they would affect some other engineering firms. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws and regulations, could significantly reduce the size of one of our most important markets and limit our opportunities for growth or reduce our revenues below their current levels. In addition, any significant effort by government agencies to reduce the role of private contractors in regulatory programs, including environmental compliance projects, could have the same adverse effects.

Percentage-of-completion accounting used for our engineering and construction contracts can result in overstated or understated profits or losses.

        The revenue for our engineering and construction contracts is accounted for on the percentage-of-completion method of accounting. This method of accounting requires us to calculate revenues and profit to be recognized in each reporting period for each project based on our predictions of future outcomes, including our estimates of the total cost to complete the project, project schedule and completion date, the percentage of the project that is completed and the amounts of any probable unapproved change orders. Our failure to accurately estimate these often subjective factors could result in reduced profits or losses for certain contracts.

Actual results could differ from the estimates and assumptions used to prepare our financial statements.

        In order to prepare financial statements in conformity with generally accepted accounting principles in the United States of America, we are required to make estimates and assumptions as of the date of the financial statements which affect the reported values of our assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas requiring significant estimates by us include:

  •
  Recognition of contract revenues, costs, profit or losses in applying the percentage-of-completion method of accounting;

  •
  Recognition of recoveries under contract change orders or claims;

  •
  Collectability of billed and work-in-process unbilled accounts receivables and the need for and the amount of allowances for problematic accounts;

  •
  Estimated amounts for anticipated project losses, warranty costs and contract close-out costs;

  •
  Determination of potential liabilities under pension and other post-retirement benefit programs;

  •
  Income tax provisions and related valuation allowances;

  •
  Accruals for other estimated liabilities; and

  •
  Asset valuations.

Systems failures could disrupt our business and impair our ability to effectively provide our products and services to our customers, which could damage our reputation and adversely affect our operating results.

        As a global company, we are heavily reliant on computer, information and communications technology and related systems in order to properly operate. From time to time, we may be subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Such failures could cause loss of data and interruptions or delays in our or our customers' businesses and could damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our actual results could differ materially from those anticipated.

Our businesses could be materially and adversely affected by severe weather.

        Repercussions of severe weather conditions may include:

  •
  Evacuation of personnel and curtailment of services;

  •
  Increased labor and materials costs in areas resulting from weather-related damage and subsequent increased demand for labor and materials for repairing and rebuilding;

  •
  Weather-related damage to our jobsites or facilities;

  •
  Inability to deliver materials to jobsites in accordance with contract schedules; and

  •
  Loss of productivity.

We typically remain obligated to perform our services after a natural disaster unless the contract contains a force majeure clause relieving us of our contractual obligations in such an extraordinary event. If we are not able to react quickly to force majeure, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations or cash flows.

Risks Related to Our Internal Market

Absence of a public market may prevent you from selling your stock and cause you to lose all or part of your investment.

        There is no public market for our common stock. While we intend the internal market to provide liquidity to shareholders, there can be no assurance that there will be enough orders to purchase shares to permit shareholders to sell their shares on the internal market, or that a regular trading market will be sustained in the future. The price in effect on any trade date may not be attractive enough to both buyers and sellers to result in a balanced market because the price will be fixed in advance by our Board of Directors, using their judgment of the fair value of our common stock, and not by actual market trading activity. Moreover, although we may enter the internal market as a buyer of common stock if there are more sell orders than buy orders, we have no obligation to engage in internal market transactions and will not guarantee market liquidity. Consequently, insufficient buyer demand could cause sell orders to be prorated, or could prevent the internal market from opening on any particular trade date. Insufficient buyer demand could cause shareholders to suffer a total loss of investment or substantial delay in their ability to sell their common stock. No assurance can be given that shareholders desiring to sell all or a portion of their shares of common stock will be able to do so. Accordingly, the investment in our common stock is suitable for you only if you have limited need for liquidity in your investment.

Transfer restrictions on our common stock could prevent you from selling your common stock and cause you to lose all or part of your investment.

        Since all of the shares of our common stock are subject to transfer restrictions, you will generally only be able to sell your common stock through our internal market on the four trade dates in each year. Unlike shares that are actively traded in the public markets, you may not be able to sell at a particular time even though you would like to do so. Our common stock price could decline between the time you want to sell and the time you become able to sell. For a detailed discussion of the transfer restrictions on our common stock, see "Market for Registrant's Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities" in Item 5 of our Annual Report on Form 10-K.

Our stock prices are and will continue to be determined by our Board of Directors' judgment of fair value and not by market trading activity.

        The offering prices at each trade date will be established by our Board of Directors approximately four weeks before each trade date. In establishing the price, our Board of Directors will take into consideration the risk factors described herein. Our Board of Directors will, however, set the offering price in advance of each trade date, and all trades on our internal market will take place at the price established for each trade date. Therefore, market trading activity on any given trade date cannot affect the price on that trade date. This is a risk to you because our common stock price will not change to reflect supply of and demand for shares on a given trade date as it would in a public market. You may not be able to sell shares or you may have to sell your shares at a price that is lower than the price that would prevail if the internal market price could change on a given trade date to reflect supply and demand. Our Board of Directors intends to use the common stock valuation methods that result in offering prices that represent fair value. The valuation method for our common stock is subject to change at the discretion of our Board of Directors.

The limited market and transfer restrictions on our common stock will likely have anti-takeover effects.

        Only our employees, directors, eligible consultants and employee benefit plans may own our common stock and participate in our internal market. In addition, we have imposed significant restrictions on the transfer of our common stock other than through sales on our internal market. These limitations make it extremely difficult for a potential acquirer who does not have the prior consent of our Board of Directors to acquire control of the Company, regardless of the price per share an acquirer might be willing to pay and whether or not our shareholders would be willing to sell at that price.

Future returns on our common stock may be significantly lower than historical returns.

        We cannot assure you that our common stock will provide returns in the future comparable to those achieved historically or that the price will not decline.

Changes in our business may increase the volatility of the stock price.

        The stock price could be subject to significant fluctuations. The volatility is expected to result from the impact on our stock price of:

  •
  the mix of our commercial and international business as a proportion of our overall business and the volatility associated with companies in those business areas

  •
  the impact of acquisitions, investments, joint ventures and divestitures that we may undertake

        Finally, the market factor used in the formula may change from quarter to quarter, as appropriate, to reflect changing business, financial, investment and market conditions.

Restrictions in our restated articles of incorporation and bylaws may discourage takeover attempts that you might find attractive.

        Our restated articles of incorporation and bylaws may discourage or prevent attempts to acquire control of us that are not approved by our board of directors, including transactions in which stockholders might receive a premium for their shares above the stock price. Our stockholders may view such a takeover attempt favorably. In addition, the restrictions may make it more difficult for our stockholders to elect directors not endorsed by management.

SECURITIES OFFERED BY THIS PROSPECTUS

        The shares of common stock offered by us in this prospectus may be offered to present and future employees and eligible consultants, including executive officers and directors through our Internal Market, through bonuses granted under the Short Term and Long Term Incentive programs, or through the employee benefit plans listed below and summarized in the section called "Employee Benefit Plans and Direct Stock Purchases."

        We have established the Internal Market for our common stock as a benefit to our employees, whom may purchase or sell common stock directly on the Internal Market or through separate employee benefit plans. Employees may elect to trade amongst themselves outside of the Internal Market, at any price on which they agree, subject to our right of first refusal at that price and the share transfer limitations in our Restated Bylaws.

        This offering of common stock is not an underwritten offering and is not intended primarily to raise capital for us. We will offer common stock to our employees through bonuses, various employee benefit plans and, at our discretion, in the case of an over-subscribed market, as described in the section called "Internal Market Information."

        We have also registered shares for resale by our officers and directors on a delayed and continuous basis. Officers and directors may sell up to an aggregate of 4,000,000 shares of common stock through our Internal Market. We do not know whether any officers or directors will offer or sell some, none or all of such shares. The shares offered by officers and directors may include shares they hold directly and also shares they hold indirectly through our employee benefit plans. The officers and directors will not be treated more favorably than other shareholders participating in the Internal Market.

        Pursuant to our Restated Bylaws, all shares of common stock are subject to our repurchase right, right of first refusal and other restrictions on transferability.

INTERNAL MARKET INFORMATION

        We are employee owned. As a result, our stock is only available to certain employees, directors, eligible consultants and benefit plans. There is no market for our stock with the general public. In order to provide liquidity for our shareholders, an Internal Market is maintained through an independent broker, currently Neidiger, Tucker and Bruner, Inc. (NTB).

        The Internal Market permits existing shareholders to offer to sell or purchase shares of our common stock on predetermined days (each, a Trade Date). Generally, there are four Trade Dates each year which typically occur approximately four weeks after the quarterly meetings of our Board of Directors. Currently our Board of Directors meetings are scheduled for February, May, August and November. All sales of our common stock are made at the price determined by our Board of Directors pursuant to the valuation methodology described below.

        All sales of common stock on the Internal Market are restricted to the following authorized buyers:

  •
  Our employees, directors and eligible consultants

  •
  Trustees of the benefit plans

  •
  Administrator of the Payroll Deduction Stock Purchase Plan (PDSPP)

        We may impose limitations on the number of shares that an individual may purchase when there are more buy orders than sell orders for a particular Trade Date. After our Board of Directors determines the stock price for use on the next Trade Date, which is approximately four weeks prior to such Trade Date, all shareholders, employees, directors and eligible consultants will be advised as to the new stock price and the next Trade Date.

        Our Internal Market is managed through an independent broker, currently NTB, which acts upon instructions from the buyers and sellers to effect trades at the stock price set by our Board of Directors and in accordance with the Internal Market rules. NTB does not play a role in determining the price of our common stock and is not affiliated with us. Individual stock ownership account records are currently maintained by our in-house transfer agent.

        We may purchase shares if the Internal Market is under-subscribed. We may, but are not obligated to, purchase shares of common stock on the Internal Market on any Trade Date at the price in effect on that Trade Date, but only to the extent that the number of shares offered for sale by shareholders exceeds the number of shares sought to be purchased by authorized buyers. The decision as to whether or not we will purchase shares in the Internal Market, if the Internal Market is under-subscribed, is solely within our discretion and we will not notify investors as to whether or not we will participate prior to the Trade Date. Investors should understand that there can be no assurance that they will be able to sell their CH2M HILL stock without substantial delay or that their stock will be able to be sold at all on the Internal Market. We will consider a variety of factors including our cash position, financial performance and number of shares outstanding in making the determination as to whether to participate in an under-subscribed market. To date, no other factors have been considered by us in our decisions as to whether or not to participate in an under-subscribed market.

        If the aggregate number of shares offered for sale on the Internal Market on any Trade Date is greater than the number of shares sought to be purchased, shareholder offers to sell will be accepted as follows:

  •
  If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro-rata basis

  •
  If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller

        We may sell shares if the Internal Market is over-subscribed. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, we may, but are not obligated to, sell authorized but unissued shares of common stock on the Internal Market at the price in effect on that Trade Date to satisfy purchase demands. The decision as to whether or not we will sell shares in the Internal Market, if the Internal Market is over-subscribed, is solely within our discretion and we will not notify investors as to whether or not we will participate prior to the Trade Date. Investors should understand that there can be no assurance that they will be able to buy as many shares as they would like on a given Trade Date. We will consider a variety of factors including our cash position, financial performance and number of shares outstanding in making the determination as to whether to participate in an over-subscribed market. To date, no other factors have been considered by us in our decisions as to whether or not to participate in an over-subscribed market.

        If the aggregate purchase orders exceed the number of shares available for sale and we choose not to issue additional shares, the following prospective purchasers will have priority to purchase shares, in the order listed:

  •
  Administrator of the PDSPP

  •
  Trustees of the 401(k) Plan

  •
  Individual employees, directors and eligible consultants on a pro-rata basis

        All sellers on the Internal Market, other than us and the trustees of the 401(k) Plan, will pay NTB a commission equal to two percent of the proceeds from such sales. Employees who sell their common stock upon retirement from CH2M HILL will have the option to sell the common stock they own on the Internal Market and pay a commission on the sale or to sell to us without paying a commission. In the latter case, the employee will sell their common stock to us at the price in effect on the date of their termination in exchange for a four-year note at a market interest rate determined biannually. No commission is paid by buyers on the Internal Market.

Price of our Common Stock

        Our Board of Directors will determine the price, which is intended to be the fair value, of the shares of our common stock to be used for buys and sells on each Trade Date pursuant to the valuation methodology described below. The price per share of our common stock generally is set as follows:

Share Price = [(7.8 × M × P) + (SE)] / CS

        In order to determine the fair value of the common stock in the absence of a public trading market, our Board of Directors felt it appropriate to develop a valuation methodology to use as a tool to determine a price that would be a valid approximation of the fair value. In determining the fair value stock price, our Board of Directors believes that the use of a going concern component (i.e., net income, which we call profit after tax, as adjusted by the market factor) and a book value component (i.e., CH2M HILL's total shareholders' equity, which does not include items that comprise "accumulated other comprehensive income or loss") is important. Our Board of Directors believes that the process we have developed reflects modern equity valuation techniques and is based on those factors that are generally used in the valuation of equity securities.

        The existence of an over-subscribed or under-subscribed market on any given Trade Date will not affect the stock price on that Trade Date. However, our Board of Directors, when determining the stock price for a future Trade Date, may take into account the fact that there have been under-subscribed or over-subscribed markets on prior Trade Dates.

        Market Factor ("M").    "M" is the market factor, which is subjectively determined in the sole discretion of our Board of Directors. In determining the market factor, our Board of Directors will take into account factors the directors considered to be relevant in determining the fair value of our common stock, including:

  •
  The market for publicly traded equity securities of companies comparable to us

  •
  The merger and acquisition market for companies comparable to us

  •
  The prospects for our future performance

  •
  General economic conditions

  •
  General capital market conditions

  •
  Other factors our Board of Directors deem appropriate

        Our Board of Directors has not assigned predetermined weights to the various factors it may consider in determining the market factor. A market factor greater than one would increase the price per share and a market factor less than one would decrease the price per share.

        In its discretion, our Board of Directors may change, from time-to-time, the market factor used in the valuation process. Our Board of Directors could change the market factor, for example, following a change in general market conditions that either increased or decreased stock market equity values for companies comparable to us, if our Board of Directors felt that the market change was applicable to our common stock as well. Our Board of Directors will not make any other changes in the method of determining the price per share of common stock unless in the good faith exercise of its fiduciary duties and, if appropriate, after consultation with its professional advisors, our Board of Directors determines that the method for determining the price per share of common stock no longer results in a stock price that reasonably reflects our fair value on a per share basis.

        As part of the total mix of information that our Board of Directors considers in determining the "M" factor, our Board of Directors also may take into account company appraisal information prepared by The Environmental Financial Consulting Group, Inc. (EFCG), an independent appraiser engaged by the trustees of our benefit plans. In setting the stock price, our Board of Directors compares the total of the going concern and book value components used in the valuation methodology to the enterprise value of the Company in the appraisal provided by EFCG. If, after such comparison, our Board of Directors concludes that its initial determination of the "M" factor should be re-examined, our Board of Directors may review, and if appropriate, adjust the "M" factor. Since the inception of the program on January 1, 2000, the total of the going concern and book value components used by our Board of Directors in setting the price for our stock has always been within the enterprise appraisal range provided quarterly by EFCG.

        This "M" component of our stock price valuation remained unchanged since the inception of the current ownership program in 2000 until the November 9, 2007 valuation, when it was changed by the Board of Directors from 1.0 to 1.2. Over several years prior to 2007, the engineering and construction industry experienced a sustained upward valuation trend. To reflect this industry trend in CH2M HILL's stock price and to arrive at a fair value for our stock, the Board of Directors decided to increase the market factor from 1.0 to 1.2.

        Profit After Tax ("P").    "P" is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the Trade Date. Our Board of Directors, at its discretion, may exclude nonrecurring or unusual transactions from the calculation. Nonrecurring or unusual transactions are developments that the market would not generally take into account in valuing an equity security. Our Board of Directors believes that in order to determine the fair value of our common stock, it needs the ability to review unusual events that affect net income. In the past, our Board of Directors has excluded unusual items from the calculation of "P". Because "P" is calculated on a four quarter basis, an exclusion impacts the calculation of fair value for four consecutive quarters. Our Board of Directors may determine to exclude other future unusual or non-recurring items from the calculation of "P".

        Total Shareholders' Equity ("SE").    "SE" is CH2M HILL's total shareholders' equity, which includes intangible items, but does not include accumulated other comprehensive income or loss, as set forth on our most recent available quarterly or annual financial statements. Accumulated other comprehensive income or loss items generally represent non-cash estimates of potential future income or expense, such as the present value of estimated future pension and other postretirement liabilities and unrealized gains and losses on securities and foreign currency holdings that we may or may not actually realize depending on whether we hold or sell such securities and on whether we hold or convert such foreign currencies into dollars. Our Board of Directors believes that these estimated transactions would not generally be taken into account in valuing an equity security. Our Board of Directors, at its discretion, may exclude from the Shareholders' Equity parameter nonrecurring or unusual transactions that the market would not generally take into account in valuing an equity security.

        Common Stock Outstanding ("CS").    "CS" is the weighted-average number of shares of our common stock outstanding during the four fiscal quarters immediately preceding the Trade Date, calculated on a fully-diluted basis. By "fully-diluted" we mean that the calculations are made as if all outstanding options to purchase our common stock had been exercised and other "dilutive" securities were converted into shares of our common stock. In addition, an estimate of the weighted-average number of shares that we reasonably anticipate will be issued under our stock-based compensation programs and employee benefit plans is included in this calculation.

        The "CS" calculation is done on a fully-diluted basis since we believe that taking into account the issuance of all securities that will affect the per share value is a better representation of the share value over time. We have more than a 30-year history in making annual grants of stock-based compensation. Therefore, we believe that we have sufficient information to reasonably estimate the number of such "to be issued" shares. This approach avoids an artificial variance in share value during the first calendar quarter of each year when the bulk of shares of our common stock are issued by us pursuant to our employee benefit plans and stock-based compensation programs.

        The following table shows a comparison of the "CS" value actually used by our Board of Directors to calculate stock prices on the dates indicated versus the year-to-date weighted-average number of shares of common stock as reflected in the diluted earnings per share calculation in our financial statements for the past three years.

(in thousands) Effective Date	CS	YTD Weighted- Average Number of Shares as reflected in Diluted EPS calculation
May 10, 2007	34,611	33,027
August 10, 2007	34,690	33,254
November 9, 2007	34,943	33,326
February 8, 2008	35,322	33,508
May 8, 2008	35,617	34,440
August 15, 2008	35,858	34,568
November 7, 2008	35,929	34,545
February 13, 2009	35,735	34,376
May 7, 2009	35,314	32,396
August 7, 2009	34,931	32,533
November 6, 2009	34,608	32,577
February 12, 2010	34,424	32,599

        Constant 7.8.    In the course of developing this valuation methodology, it became apparent to our Board of Directors that a multiple would be required in order for the stock price derived by this methodology to approximate our historical, pre-Internal Market stock price. Another objective of our Board of Directors when developing the valuation methodology was to establish the fair value of our common stock using a market factor of 1.0. We believe that it was important to begin the Internal Market program with an "M" factor equal to 1.0 in order to make it easier for shareholders to understand future changes, if any, to the market factor.

        Therefore, the constant 7.8 was introduced into the formula. The constant 7.8 is the multiple that our Board of Directors determined necessary (i) for the new stock price to approximate our historical stock price derived using the pre-Internal Market formula as well as (ii) to allow the use of the market factor of 1.0 at the beginning of the Internal Market program.

        We intend to announce the new stock price and the Trade Date approximately four weeks prior to each Trade Date. The information will be delivered by the broker to all employees, eligible consultants and eligible participants in the internal market. In addition, we will file a Current Report on Form 8-K disclosing the new stock price and all components used by our Board of Directors in determining such price in accordance with the valuation methodology described above. Trade Dates are expected to occur approximately 75 days after the end of each quarter.

        We will also distribute the most current prospectus for our common stock and our audited annual financial statements to all shareholders, as well as other employees and eligible consultants, and to participants in the Internal Market through the employee benefit plans. Such information will be distributed at the same time as our annual reports and proxy information. Solicitations are distributed for voting instructions from shareholders and participants in the employee benefit plans each year.

Current Price of Our Common Stock

        Starting in 2000, with the introduction of the Internal Market and its quarterly trades, our Board of Directors reviews the common stock price quarterly using the valuation methodology described above to set the price for the common stock. The prices of our common stock for the past three years, along with the various factors and values used by our Board of Directors to determine such stock prices on each date, are as follows:

Effective Date	M	P	SE	CS	Price Per Share	Percentage Price Increase (Decrease)
		(in thousands)	(in thousands)	(in thousands)
May 10, 2007	1.0	43,804	381,932	34,611	20.91	6.5%
August 10, 2007	1.0	48,656	412,028	34,690	22.82	9.1%
November 9, 2007	1.2	56,782	444,803	34,943	27.94	22.4%
February 8, 2008	1.2	64,550	466,926	35,322	30.32	8.5%
May 8, 2008	1.2	69,624	463,434	35,617	31.31	3.3%
August 15, 2008	1.2	68,031	464,561	35,858	30.71	(1.9)%
November 7, 2008	1.2	66,816	480,313	35,929	30.77	0.2%
February 13, 2009	1.2	71,918	438,318	35,735	31.10	1.1%
May 7, 2009	1.2	74,295	453,760	35,314	32.54	4.6%
August 7, 2009	1.2	82,561	474,858	34,931	35.72	9.8%
November 6, 2009	1.2	93,047	544,759	34,608	40.91	14.5%
February 12, 2010	1.2	90,816	544,913	34,424	40.52	(1.0)%

Holders of Our Common Stock

        As of March 22, 2010, there were 8,444 holders of record of our common stock. As of such date, all of our common stock of record was owned by our current employees, directors, eligible consultants, and by our various employee benefit plans.

USE OF PROCEEDS

        The shares of common stock which may be offered by us are principally being offered to permit the acquisition of shares by the employee benefit plans as described herein and to permit us to offer shares of common stock on the Internal Market, at our discretion, in the event there are more buy orders than sell orders on a Trade Date. We do not intend or expect our portion of this offering to raise significant capital. Any net proceeds we receive from the sale of our common stock, after paying expenses of the offering, will be added to our general funds and used for working capital and general corporate purposes.

        It is anticipated that the majority of the sales of common stock on the Internal Market will be made by our shareholders and our employee benefit plans. We will not receive any proceeds from the sale of the shares of common stock that may be sold pursuant to this prospectus for the respective accounts of the selling shareholders identified herein. All shareholders selling common stock through the Internal Market, other than us and the trustees of the 401(k) Plan, will pay a commission equal to 2 percent of the proceeds of the sale. The commission will be used by the broker to defray the costs of establishing and maintaining the Internal Market.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock and no cash dividends are contemplated in the foreseeable future. We intend to retain any future earnings to finance the growth and development of our business. Under our existing unsecured revolving line of credit, payment of dividends would represent a violation of our covenants.

EMPLOYEE BENEFIT PLANS AND DIRECT STOCK PURCHASES

        In addition to the Internal Market, we maintain a number of plans that provide benefits to our employees and employees of our affiliates. The general purposes of these plans are to provide our eligible employees and consultants with added incentives to continue in the long-term service of CH2M HILL and to provide financial incentives that are designed to help us attract, retain and motivate qualified employees and consultants. Under some of these plans, our employees and eligible consultants and employees and consultants of most of our affiliates may acquire common stock and may also purchase stock directly through the Internal Market. The material provisions of the plans are summarized below in general terms. We encourage you to read the plan documents, which will be made available to you on request and which have been filed with the SEC. If you would like additional information about any of these plans or their administrators or trustees, please contact Erik Ammidown at CH2M HILL Companies, Ltd., 9191 S. Jamaica Street, Englewood, CO 80112, 303-771-0900.

CH2M HILL Employee Benefit Plans

  •
  Retirement and Tax-Deferred Savings Plan (401(k) Plan)

  •
  Stock Option Plan

  •
  Payroll Deduction Stock Purchase Plan

  •
  Deferred Compensation Plans

  •
  Supplemental Executive Retirement and Retention Plan (SERRP)

  •
  Stock Ownership Program

  •
  Short Term Incentive Plan

  •
  Long Term Incentive Plan

  •
  Restricted Stock Plan

	Plans at a Glance	How Plan Works	CH2M HILL Contribution
Internal Market	Option to buy or sell CH2M HILL common stock on an Internal Market run by an independent broker dealer	Limited market trades for common stock are operated four times a year through a broker not affiliated with CH2M HILL	CH2M HILL incurs the cost of operating the Internal Market in excess of the 2% commission paid by the sellers
Eligible participants can buy or sell common stock on each Trade Date at a price determined by the Board of Directors
Stock Purchase	Stock Purchase Plan	Payroll withholding (1%-15% of compensation or $25 to $250) to purchase common stock with after-tax dollars	Currently, 10% of purchase price; thereafter, as determined by the Board of Directors
	Direct Stock Purchase	Purchase up to 5,000 shares on any Trade Date without CH2M HILL approval	None
		Request approval from management to purchase 5,000 shares or more	None
Deferred Compensation	Deferred Compensation Plan	Deferral of cash or stock compensation to be paid at a later date	DCP—None
Executive Deferred Compensation	Executive Deferred Compensation Plans		EDCP—As part of Executive Deferred Compensation Plan, CH2M HILL contributes 5.28% of executives' contribution in excess of Section 401(a)(17) of the Internal Revenue Code limit.
SERRP—Contributions determined and made by CH2M HILL to certain employees designated by the CEO and CHRO.

	Plans at a Glance	How Plan Works	CH2M HILL Contribution
Retirement Plan	401(k) Plan	Invest pre-tax for retirement via payroll withholding	Matching Contributions determined by each member employer limited to a percentage of compensation, generally approximately 3.24% or a specified dollar amount
Defined contribution determined by each member employer, subject to Board approval and limitations set forth in the plan
Stock Incentives	Stock Grants (restricted and not restricted)	Grant of shares with or without vesting restrictions, with or without performance target requirements	Full value of shares awarded by CH2M HILL
	Stock Options	Right to purchase shares within 5 years at the Company stock price on the grant date, subject to 3-year vesting	Appreciation on the value of CH2M HILL shares over the option period

Retirement and Tax-Deferred Savings Plan

        The Retirement and Tax-Deferred Savings Plan, a 401(k) Plan, is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC). This means that contributions to the 401(k) Plan receive favorable federal income tax treatment. CH2M HILL and its affiliates that have adopted the 401(k) Plan are referred to in this description as member employers.

Employees Eligible to Participate in the 401(k) Plan

        All of our employees are eligible to participate in the 401(k) Plan, except:

  •
  Leased employees

  •
  Temporary employees

  •
  Employees of affiliates that have not adopted the 401(k) Plan

  •
  Employees covered by a collective bargaining agreement for certain member employers

        As of January 1, 2010, none of our foreign affiliates have adopted the 401(k) Plan. Most of our domestic affiliates have adopted the 401(k) Plan but some of those domestic affiliates have not adopted the provisions of the 401(k) Plan relating to defined contributions or matching contributions.

Timing of Participation in the 401(k) Plan

        Each eligible employee can participate in the 401(k) Plan with respect to employee contributions and matching contributions, if applicable, beginning on:

  •
  The first date of hire, or

  •
  The first day of the first full pay period that begins on or after the employee's date of hire.

  •
  The first day of the month following the employee's date of hire.

        Each eligible employee begins to participate in the 401(k) Plan with respect to defined contributions (if applicable), as of the first day of the first month that begins on or after the eligible employee completes a twelve month period of service during which the employee is credited with at least 1,000 hours of service.

Contributions to the 401(k) Plan

        Employee Contributions.    The 401(k) Plan allows a participant to elect to defer a portion of the participant's compensation for a calendar year, subject to limits, and to have that deferred amount contributed to the participant's employee contribution account in the 401(k) Plan.

        Matching Contributions.    Each member employer may, but is not required to, make matching contributions each calendar quarter. Matching contributions may be made in an amount that is based on a percentage of the employee's contributions for the calendar quarter up to 4 percent of the employee's base compensation, or limited to a specified dollar amount per employee. Matching contributions to the 401(k) Plan are either made in cash or Company stock.

        Defined Contributions.    Each member employer may, but is not required to, make defined contributions to the 401(k) Plan on behalf of that member employer's employees. The amount of each member employer's annual defined contribution, if any, is determined by our Board of Directors.

        Each member employer's defined contributions to the 401(k) Plan are allocated to the defined contribution accounts of eligible employees of that member employer. A participant in the 401(k) Plan is eligible to receive a defined contribution for a calendar year if any of the following apply:

  •
  The participant completed 1,000 hours of service during the calendar year and was employed by the member employer at the end of the calendar year

  •
  The participant retired during the calendar year at or after age 65, or age 55 if the participant has at least five years of service

  •
  The participant died during the calendar year

  •
  The participant became permanently disabled during the calendar year

        Each eligible participant receives a proportionate share of the member employer's defined contribution for the calendar year. Each eligible participant's proportionate share is determined by dividing that participant's eligible compensation for the calendar year by the total eligible compensation for the calendar year of all eligible participants. Eligible compensation is an employee's basic hourly wage, times the number of regular hours worked during the year. Eligible compensation for 2010 is limited to $245,000 under Section 401(a)(17) of the IRC.

        Rollover Contributions.    Participants or potential participants may transfer a rollover contribution from other qualified retirement plans or individual retirement accounts to the 401(k) Plan provided certain conditions are met.

        Contribution Limitations.    The maximum contribution for any calendar year which CH2M HILL or its affiliates may make to the 401(k) Plan for the benefit of a participant, (including employee contributions, but excluding rollover contributions), plus forfeitures, may not exceed the lesser of $49,000 or 100 percent of the participant's compensation for the calendar year. However, the 401(k) Plan currently limits the level of a participant's deferrals to the lesser of the pre-tax deferral limits determined by the IRS or 50% of compensation.

Investment of Contributions to the 401(k) Plan

        Defined contributions to the 401(k) Plan are normally contributed entirely in our common stock, but may be contributed in cash. If the matching contributions are made in our common stock, it must remain in the Company's stock for the life of the deferral.

        Employee contributions, rollover contributions, and matching contributions made in cash to the 401(k) Plan are invested in various investment alternatives selected by the trustees, as directed by the participants.

        The following tables summarize, as of the dates indicated, the investment performance of each of the investment funds for the last three years. The summary is based on an initial unit value of $100 in each investment fund as of December 31, 2006 or such lesser period for which performance data is available. Past performance is not a guarantee of future results. The funds may, therefore, perform worse or better in the future than they performed in the past.

Domini Social Equity Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$101.46	1.5%
December 31, 2008	$63.03	(37.9)%
December 31, 2009	$85.44	35.6%

Fidelity Retirement Government Money Market Portfolio

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$104.93	4.9%
December 31, 2008	$107.42	2.4%
December 31, 2009	$107.73	0.3%

Fidelity Managed Income Portfolio II

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$104.52	4.5%
December 31, 2008	$108.53	3.8%
December 31, 2009	$110.57	1.9%

 Fidelity Balanced Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$108.99	9.0%
December 31, 2008	$74.87	(31.3)%
December 31, 2009	$95.86	28.1%

Fidelity Equity-Income Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$101.40	1.4%
December 31, 2008	$59.18	(41.6)%
December 31, 2009	$76.66	29.5%

Fidelity Magellan Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$118.83	18.8%
December 31, 2008	$60.13	(49.4)%
December 31, 2009	$84.86	41.1%

Fidelity Growth Company Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$119.89	19.9%
December 31, 2008	$70.85	(40.9)%
December 31, 2009	$100.01	41.2%

Fidelity Diversified International Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$116.03	16.0%
December 31, 2008	$63.57	(45.2)%
December 31, 2009	$83.78	31.8%

Fidelity Spartan 500 Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$105.43	5.4%
December 31, 2008	$66.39	(37.0)%
December 31, 2009	$83.99	26.5%

 Allianz CCM MidCap Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$122.04	22.0%
December 31, 2008	$67.83	(44.4)%
December 31, 2009	$85.26	25.7%

Aston/RiverRoad Small-Mid Cap Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$—	—
December 31, 2007	$100.00	—
December 31, 2008	$72.92	(27.1)%
December 31, 2009	$87.40	19.9%

BlackRock LifePath Retirement Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$109.20	9.2%
December 31, 2008	$115.02	5.3%
December 31, 2009	$96.67	(15.9)%

BlackRock LifePath 2020 Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$113.61	13.6%
December 31, 2008	$118.70	4.5%
December 31, 2009	$87.20	(26.5)%

BlackRock LifePath 2030 Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$115.83	15.8%
December 31, 2008	$120.39	3.9%
December 31, 2009	$81.49	(32.3)%

BlackRock LifePath 2040 Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$117.71	17.7%
December 31, 2008	$121.76	3.4%
December 31, 2009	$76.88	(36.9)%

 BlackRock LifePath 2050 Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$—	—
December 31, 2007	$—	—
December 31, 2008	$100.00	—
December 31, 2009	$132.56	32.6%

Western Asset Core Plus Bond Portfolio Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$102.31	2.3%
December 31, 2008	$92.08	(10.0)%
December 31, 2009	$115.82	25.8%

CH2M HILL Common Stock Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$149.01	49.0%
December 31, 2008	$164.10	10.1%
December 31, 2009	$218.17	32.9%

        For a brief description of our financial performance, please see "Internal Market Information—Current Price of Our Common Stock" on page 18.

        Participants may transfer amounts among the investment alternatives in accordance with rules established by the trustees.

        Amounts invested in the Company Stock Fund, other than defined contributions and matching contributions made in Company stock, may be transferred into other investment alternatives only as of a Trade Date. To the extent defined contributions are made in common stock, they must remain in common stock until distribution. If a participant wishes to transfer amounts invested in the Company Stock Fund into another investment alternative as of a Trade Date, the trustees will direct the sale in the Internal Market of an appropriate number of shares of common stock held in the Company Stock Fund on that Trade Date. If only a portion of the common stock offered for sale by the 401(k) Plan in the Internal Market is sold, only that portion of the participant's investment in the Company Stock Fund will be transferred into the other investment alternatives. The remaining portion of the participant's investment in the Company Stock Fund will remain in the Company Stock Fund. Thus, a participant's ability to transfer amounts out of the Company Stock Fund may be restricted. A participant considering an investment in the Company Stock Fund should read this entire Prospectus, particularly the sections entitled "Risk Factors" and "Internal Market Information."

        It is the current intent of the trustees to keep all amounts allocated to the Company Stock Fund invested in common stock.

Vesting in Accounts in the 401(k) Plan

        Participants are immediately vested in their salary deferral contributions and transfers from other qualified plans, plus net earnings thereon.

        Vesting in employer matching and defined contributions plus net earnings thereon is based on years of service for all member employers' participants with the exception of OMI, as follows:

Years of service	Percentage vested
Less than 2	0%
2	20
3	40
4	60
5	80
6 or more	100

        OMI participants vest 20% each year and become 100% vested after 5 years of service.

        Participants earn one year of credited service for each full year of service, as defined by the 401(k) Plan document.

        The value of a participant's matching contributions and defined contributions shall become fully vested upon death, permanent disability, attainment of age 65, or upon reaching age 55 and completion of 5 years of service.

Loans from the 401(k) Plan

        Participants may borrow from their fund account balances a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans with terms of five years or less bear interest at a rate equal to the interest rate charged by Addison Avenue Credit Union (Addison) for a loan secured by new titled equipment and having the same term as the loan from the Plan. For loans with terms of over five years, the interest rate shall equal the interest rate charged by Addison for a second mortgage loan. Effective January 1, 2008, loans issued will not exceed five years, or in the case of a loan for the acquisition of a primary residence of a borrower, 25 years. Effective January 1, 2008, interest rates for loans issued are commensurate with local prevailing rates. Loans are secured by the vested balance in the participant's account. Loan terms may range from three months to five years or up to 25 years for the purchase of a primary residence. Principal and interest are paid ratably through payroll deductions.

Distributions and Withdrawals

        If a participant in the 401(k) Plan terminates employment with the Company and the value of the vested portion of the participant's account in the 401(k) Plan does not exceed $1,000, the vested portion of the participant's account in the 401(k) Plan will be distributed to the participant in a lump sum cash payment as soon as reasonably practicable.

        If a participant in the 401(k) Plan terminates employment with the Company and the value of the vested portion of the participant's account in the 401(k) Plan is greater than $1,000, the participant may request an immediate distribution or may elect to defer distribution until a later date. If distribution is deferred, the participant's account will remain in the 401(k) Plan until the participant requests distribution. Distribution from the 401(k) Plan, however, must begin when the participant reaches his or her required beginning distribution date. Generally, a participant's required beginning distribution date is April 1 of the calendar year following the later of: 1) the participant's attainment of age 70 1/2 or 2) as long as the participant is not a 5% owner, the calendar year in which the participant retires.

        A participant who has reached age 59 1/2 may request a distribution of the participant's employee contribution account or the participant's rollover account even if the participant has not terminated employment with the Company and the Affiliated Employers.

        When a participant requests a distribution from the 401(k) Plan, the distribution will be made in a lump sum payment in cash or in-kind as soon as reasonably practicable. If the participant's account in the 401(k) Plan includes Company stock and the participant elects to receive a lump sum payment in cash, the portion of the participant's account invested in Company stock will be distributed in cash as soon as reasonably practicable after the Company stock is sold on the Internal Market or to the Company. The Company intends to purchase from the 401(k) Plan on each trade date sufficient Company stock to permit distributions to all participants whose requests for distributions are pending. On some trade dates, however, the Company may not purchase from the 401(k) Plan sufficient Company stock to permit distributions to all participants whose requests for distributions are pending. In that case, distribution of some or all of the portion of a participant's account invested in Company stock may be delayed until a subsequent trade date.

        If a participant dies while employed by the Company or an Affiliated Employer, distribution of the participant's account in the 401(k) Plan will be made to the participant's spouse or, if the participant's spouse has given proper consent or if the participant has no spouse, to the beneficiary designated by the participant. A surviving spouse of a deceased participant may delay distribution of the participant's account in the 401(k) Plan for up to five years from the date of death or until the participant would have reached age 70 1/2 whichever is later. A distribution from the account will be made in accordance with the procedures described in the previous paragraph.

        The 401(k) Plan permits a participant to obtain a hardship withdrawal from the participant's employee contribution account or rollover contribution account if there is an immediate and heavy financial need which may not reasonably be met by the participant's other resources. The amount of a hardship withdrawal may not exceed the amount required to meet the immediate financial need, including any taxes or penalties resulting from the withdrawal, and may be subject to various other limitations.

Assignment of Interests in 401(k) Plan

        Except for loans under the 401(k) Plan or pursuant to a qualified domestic relations order, a participant's interest in the 401(k) plan, whether or not vested, shall not be subject to assignment, pledge, encumbrance, attachment or garnishment or other legal or equitable process, or transferability by operation of law in the event of bankruptcy, insolvency or otherwise.

Administration

        The 401(k) Plan is administered by the trustees. The trustees have the power to supervise the 401(k) Plan operations, including the power and authority to do all of the following:

  •
  Allocate fiduciary responsibilities among the fiduciaries of the 401(k) Plan

  •
  Designate agents to carry out responsibilities relating to the 401(k) Plan

  •
  Employ legal, actuarial, accounting, and other assistance as the trustees may deem appropriate in carrying out the terms of the 401(k) Plan

  •
  Establish rules and regulations for the administration of the 401(k) Plan

  •
  Administer, interpret, construe and apply the plan and determine questions relating to eligibility, the amount of any participant's service and the amount of benefits to which any participant or beneficiary is entitled

  •
  Determine the manner in which the 401(k) Plan's assets are disbursed

Pass-Through Voting and Tendering of Common Stock

        Each participant in the 401(k) Plan has the right to instruct the trustees on a confidential basis how to vote the participant's interest in common stock held in the 401(k) Plan. The trustees will vote all allocated shares held in the 401(k) Plan as to which no voting instructions are received, together with all unallocated shares held in the 401(k) Plan, in the same proportion as the allocated shares for which voting instructions have been received are voted. The trustees are required to notify participants of their pass-through voting rights prior to each meeting of shareholders.

        In the event of a tender or exchange offer for the common stock, each participant in the 401(k) Plan has the right to instruct the trustees on a confidential basis whether or not to tender or exchange the participant's proportionate interest in common stock held in the 401(k) Plan. The trustees will not tender or exchange any allocated shares unless instructions are received from participants. Shares held in the 401(k) Plan which have not yet been allocated to the accounts of participants will be tendered or exchanged by the trustees in the same proportion as the allocated shares held in the 401(k) Plan are tendered or exchanged.

        The trustees' duties with respect to voting and tendering of common stock are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974 (ERISA). These fiduciary provisions of ERISA may require, in limited circumstances, that the trustees override the votes, or decisions whether or not to tender, of participants with respect to common stock and to determine, in the trustees' best judgment, how to vote the shares or whether or not to tender the shares.

Trustees of the 401(k) Plan

        The 401(k) plan is administered by at least three, but no more than seven trustees, who are appointed by our chief executive officer. The current trustees of the 401(k) Plan are Ryan L. Beckman, Ken Cable, John A. Madia, M. Catherine Santee and Brian Shelton.

        Generally, the trustees have all the rights afforded a trustee under applicable law. Subject to limitations in the 401(k) Plan, the trustees' rights include, but are not limited to, the right to:

  •
  Invest and reinvest the funds held in the 401(k) Plan's trust in any investment of any kind

  •
  Retain or sell the securities and other property held in the 401(k) Plan's trust

  •
  Consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the 401(k) Plan's trust

  •
  In the case of our common stock, such rights are subject to the participants' pass-through voting rights and right to instruct the trustees in the event of a tender or exchange offer

  •
  Exercise all the rights of the holder of any security held in the 401(k) Plan's trust, including the right to vote such securities

  •
  Vote proxies and exercise any other similar rights of ownership

  •
  Lend to participants in the 401(k) Plan such amounts as may be permitted under the 401(k) Plan

        The trustees receive no compensation from the 401(k) Plan for their service as trustees of the 401(k) Plan. Expenses incurred in the establishment, administration and operation of the 401(k) Plan are paid by the 401(k) Plan unless we elect to pay such expenses.

Administrative Services

        Fidelity Investments Institutional Operations Company, Inc. is the recordkeeper for all 401(k) Plan assets. Fidelity Management Trust Company is the custodian for all 401(k) Plan assets, except for shares of CH2M HILL stock held by the 401(k) Plan. The trustees serve as custodians of the CH2M HILL stock. Fidelity's fees for these services are paid by the 401(k) Plan.

Account Statements

        Each participant is furnished with a quarterly statement of the participant's account in the 401(k) Plan.

Amendment and Termination

        We have reserved the right to amend the 401(k) Plan at any time, for any reason and without prior notice, except that no such amendment may have the effect of:

  •
  Generally causing any assets of the 401(k) Plan's trust to be used for or diverted to any purpose other than providing benefits to participants and their beneficiaries and defraying expenses of the 401(k) Plan, except as permitted by applicable law

  •
  Depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment with us terminated immediately prior to the amendment

  •
  Increasing the liabilities or responsibilities of the trustees without their written consent

        We have also retained the right to terminate the 401(k) Plan at any time and for any reason. In addition, we may discontinue contributions to the 401(k) Plan, but any such discontinuation does not automatically terminate the 401(k) Plan as to funds and assets then held by the trustees.

ERISA

        The 401(k) Plan is subject to ERISA, including reporting and disclosure obligations, fiduciary standards and prohibited transaction rules. Since the 401(k) Plan is an individual account plan under ERISA, it is not subject to the jurisdiction of the Pension Benefit Guaranty Corporation under Title IV of ERISA and none of the 401(k) Plan's benefits are guaranteed by the Pension Benefit Guaranty Corporation.

Federal Income Tax Consequences

        The following paragraphs summarize the material federal income tax consequences of participating in the 401(k) Plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the 401(k) Plan. This summary does not address state or local tax issues, which may be significant. Each participant in the 401(k) Plan should consider obtaining professional tax advice with respect to the 401(k) Plan's tax impact on that participant.

        The 401(k) Plan is intended to qualify under Section 401(a) of the IRC. Qualification under Section 401(a) of the IRC generally produces the following federal income tax results with respect to contributions, income and earnings, and distributions and loans from, the 401(k) Plan.

        Contributions to the 401(k) Plan.    A participant will not be subject to federal income tax on CH2M HILL contributions to the 401(k) Plan at the time those contributions are made.

        A participant in the 401(k) Plan who makes employee contributions will exclude the amount of those employee contributions from the participant's gross income.

        Neither the participant nor CH2M HILL will be subject to federal employment taxes on CH2M HILL contributions to the 401(k) Plan. Employee contributions to the 401(k) Plan will be subject to federal employment taxes.

        The 401(k) Plan will not be subject to federal income tax on contributions made to the 401(k) Plan by CH2M HILL.

        Subject to limits contained in the 401(k) Plan, we will be able to deduct the amounts that we contribute to the 401(k) Plan, including amounts contributed to the 401(k) Plan as employee contributions. The amount of our deduction will generally be equal to the amount of the contributions.

        Income and Appreciation of the 401(k) Plan.    Participants will not be subject to federal income tax on income or appreciation in their accounts in the 401(k) Plan until distributions are made or deemed to be made to the participant.

        The 401(k) Plan will not be subject to federal income tax on its income or appreciation, except to the extent that the 401(k) Plan realizes unrelated business taxable income.

        Distributions from the 401(k) Plan.    Distributions from the 401(k) Plan will be subject to federal income tax under complex rules that apply generally to distributions from all tax-qualified retirement plans.

        In general, a distribution from the 401(k) Plan will be taxable in the year of receipt as ordinary income unless the recipient is eligible for and elects to make a qualifying "rollover" to an individual retirement account or to another qualified plan.

        An early distribution from the 401(k) Plan will result in an additional 10 percent tax on the taxable portion of the distribution. Early distributions are all distributions made before the participant has reached age 591/2 unless:

  •
  The participant is permanently disabled

  •
  The distribution is made after termination of employment due to the death of the participant

  •
  The distribution is made after termination of employment to a participant who terminated employment during or after the calendar year the participant attained the age of 55

        Exceptions from the 10 percent additional tax apply to distributions that are rolled over to an individual retirement account or to another qualified plan and to distributions that are used for deductible medical expenses.

        A participant, or the participant's spouse in the event of the participant's death, who receives a distribution from the 401(k) Plan, other than mandatory distributions after age 701/2, and wishes to defer immediate tax on the distribution, may transfer or "rollover" all or part of the distribution to an individual retirement account. The participant may rollover the distribution to another qualified retirement plan. To be effective, the rollover must be completed within 60 days of receipt of the distribution. Alternatively, the participant or spouse may request a direct transfer from the 401(k) Plan to an individual retirement account or, in the case of the participant, to another qualified retirement plan.

        A participant or a participant's spouse who does not arrange a direct transfer to an individual retirement account or to another qualified plan will be subject to federal income tax withholding at a rate of 20 percent of the distribution, even if the participant or spouse later makes a rollover.

        A participant or the participant's spouse who makes a valid rollover to an individual retirement account or to another qualified plan will defer payment of federal income tax until such time as such participant or spouse actually begins to receive distributions from the individual retirement account or other qualified plan.

        Loans from the 401(k) Plan.    A loan from the 401(k) Plan is generally not considered to be a distribution and is not subject to federal income tax when made. Interest paid by the participant on a loan from the 401(k) Plan will generally not be deductible.

Stock Option Plans

        Effective January 1, 2009, the Board of Directors and shareholders approved the CH2M HILL Companies, Ltd. Stock Option Plan (Stock Option Plan). The Stock Option Plan reserves an additional 3,000,000 shares of CH2M HILL common stock for issuance upon exercise of stock options granted under the plan. All options outstanding under the previous plans to the extent cancelled, expire or for any other reason cease to be exercisable, shall roll into the Stock Option Plan and can become available in addition to the 3,000,000 options reserved. The stock option plans are not subject to ERISA. Shares issued when an option is exercised will be subject to transfer restrictions contained in our Restated Bylaws as are other shares of common stock. Unless previously terminated by us, the Stock Option Plan will terminate on December 31, 2018.

        As of March 23, 2010, 13,121,134 stock options had been issued under the Stock Option Plan.

Administration of the Stock Option Plan

        The Stock Option Plan is administered by the compensation committee of the Board of Directors. The Committee delegates to CH2M HILL senior management the day-to-day stewardship of plan activities, subject to periodic reporting and oversight.

        The senior management team decides which of our eligible participants, who are our employees, directors and consultants will be granted options to buy common stock under the Stock Option Plan. The Compensation Committee approves all option grants recommended to be granted to the Chief Executive Officer. The senior management team also determines all of the terms and conditions of each stock option granted under the Stock Option Plan, such as:

  •
  The manner in which the stock option may be exercised

  •
  Whether there are conditions that must be met before the stock option may be exercised

  •
  The exercise price that must be paid in order to buy common stock upon exercise of each stock option

  •
  When the stock option becomes vested and may be exercised

  •
  Whether or under what circumstances the optionee will receive interests in the pre-tax or after-tax deferred compensation trusts in lieu of common stock upon exercise of the stock option

        We intend to grant stock options at the fair value of the common stock on the day that a stock option is granted, which is the price for the common stock in effect at the time of the grant. In any case, the exercise price cannot be less than 90 percent of the fair value of the common stock on the day that the stock option is granted. Although the Stock Option Plan permits the issuance of both "incentive" and "nonqualified" stock options, at present CH2M HILL does not intend to issue incentive stock options and has not issued any such options since the inception of our stock option program. No incentive stock options will be granted unless we first provide appropriate disclosure to potential recipients.

        We are not required to provide the same terms and conditions in each stock option agreement. Stock options granted to different participants or at different times may contain different terms and conditions, including different exercise prices.

Stock Options May Be Restricted

        We may provide in the grant of a stock option that the exercise of the stock option is restricted or conditional. For example, we may provide in the grant of a stock option that the stock option cannot be exercised unless the optionee agrees to sell the common stock acquired as a result of the exercise in the Internal Market or agrees to transfer the common stock acquired to a deferred compensation trust.

What is Vesting?

        A participant who receives options usually has to earn them over time by staying with CH2M HILL.

        We expect that most options will be vested over three years:

  •
  25% vested one year from the date of grant

  •
  25% more vested two years from the date of grant

  •
  The remaining 50% vested three years from the date of grant

        You may not exercise an option until it is vested. Options are not transferable.

Exercise of Stock Options

        If management grants a stock option to a participant, the participant may exercise the stock option after all conditions described in the stock option agreement, including vesting, have been met and before the stock option expires.

        The participant may exercise a stock option by following the procedures for exercise described in the stock option agreement. These procedures will include providing us written notice of exercise, paying the exercise price, and paying any amount required for federal, state, or local income tax withholding as a result of the employee's exercise of the stock option as described below. The procedures may also include other requirements imposed by the Compensation Committee from time-to-time.

Payment for Common Stock Acquired through the Exercise of Stock Options Granted under the Stock Option Plan

        Payment for shares shall be in the form of either cash, a personal check or common stock held directly.

        Unless the Compensation Committee of the Board, in its discretion, provides otherwise, all or part of the payment for shares may be made by tendering to the Company whole or fractional shares of common stock directly owned by the participant. The fair value on the date of exercise of any shares of stock tendered by the participant for payment shall be credited against the purchase price. If shares of stock owned by the participant are used to pay all or part of the purchase price, such shares shall be evidenced by a written attestation of ownership of shares signed by the participant.

Expiration of Stock Options Granted Under the Stock Option Plan

        A stock option granted to a participant may not be exercised after the stock option expires. A stock option expires on the expiration date set forth in the stock option agreement. The Joint Council generally intends to grant stock options that expire five years after the date on which the stock options are granted.

        Regardless of the date stated in the stock option agreement, a stock option granted under the Stock Option Plan and not previously exercised will terminate 15 days after the participant terminates employment with us voluntarily, unless the stock option agreement provides that the stock option may be exercised after termination of employment.

        We generally intend to permit the exercise of a stock option granted under the Stock Option Plan within ninety days after termination of employment with us due to retirement. If a participant terminates employment with us due to disability or death, we generally intend to permit the stock option to be exercised within one year after the date on which the participant's employment terminates due to the disability or death.

        A participant may work for an affiliate of CH2M HILL that becomes ineligible to participate in the Stock Option Plan. For example, an affiliate may become ineligible to participate because our interest in the affiliate is sold. In that case, stock options held by the participant will become immediately exercisable, but the participant will be considered to terminate employment with us on the day that the affiliate becomes ineligible to participate in the Stock Option Plan. Therefore, the participant will be able to exercise the stock options only if and to the extent that the stock option agreement permits the participant to exercise the stock options on termination of employment.

Assignment of Options

        Options granted pursuant to the Stock Option Plan are not transferable by the option holder other than by will or the laws of descent and distribution and shall be exercisable during the option holder's lifetime only by the option holder. In addition, an option shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process. An option shall immediately become null and void in the event of any transfer, assignment, pledge, hypothecation or other disposition contrary to these provisions, or upon the levy of any attachment or similar process thereon.

Amendment and Termination of the Stock Option Plan

        Our Board of Directors may amend or terminate the Stock Option Plan at any time. Any amendment or termination of the Stock Option Plan will not change the terms of any stock option agreement already in place at the time of such amendment or termination unless the participant agrees to such change. The following changes may not be made by our Board of Directors without shareholder approval:

  •
  Increasing the number of shares of common stock available under the Stock Option Plan

  •
  Reducing the minimum price at which stock options may be granted under the Stock Option Plan

  •
  Changing the class of participants who may be granted stock options under the Stock Option Plan

        The Stock Option Plan will terminate on December 31, 2018. No stock options will be granted under the Stock Option Plan after that date. Any stock option agreement already in place on December 31, 2018, will remain in effect until the stock options covered by that stock option agreement are exercised or expire.

Corporate Reorganization, Sale of Assets, or Change in Control

        If we experience a stock split, a stock dividend, a recapitalization, or a similar transaction that changes the number of outstanding shares of common stock without receipt of payment by CH2M HILL, the Joint Council will adjust the number of shares of common stock that may be bought under outstanding stock options and the exercise price that must be paid to buy shares of common stock under outstanding stock options, in order to reflect the change in the common stock.

        If we experience a change in control, then all outstanding stock options granted under the Stock Option Plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met. For purposes of this provision, a change in control of CH2M HILL occurs when one person or a group of persons, other than an employee benefit plan, acting jointly, acquires at least 30 percent of our common stock. A change in control can also occur when we agree to a merger in which we are not the surviving company, or when we dispose of a majority of our assets.

        For example, if we experience a merger, liquidation, reorganization, or similar transaction in which we are not the surviving corporation, the Joint Council will either:

  •
  Convert outstanding stock options into comparable options to buy stock in the surviving corporation; or

  •
  Require that outstanding stock options be exercised within a specific period of time before the effective date of the transaction or be forfeited.

        In connection with the transaction, if there is not a change in control of CH2M HILL, the Joint Council may, but is not required to, provide that any outstanding stock options granted under the Stock Option Plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met.

Federal, State, and Local Income Tax Withholding

        The federal income tax consequences of the grant and exercise of stock options under the Stock Option Plan are described below. The Stock Option Plan is not intended to qualify under Section 401(a) of the IRC. Sometimes the exercise of a stock option or the sale of shares of common stock bought through the exercise of a stock option may produce compensation income to a participant. In that case, your employer may be required to withhold federal, state, and local income taxes with respect to the amount of compensation income you recognized, as though that amount was paid to you by your employer. Your employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, your employer paid to you. Alternatively, your employer may require you to pay the amount necessary to satisfy the withholding obligation. The payment of the amount necessary to satisfy the withholding obligation may be a prerequisite to the exercise of a stock option granted under the Stock Option Plan.

Are Options Taxable?

        No. For tax purposes, options are not treated as having monetary value when they are granted to employees. Thus, they do not have an impact on your taxes when granted. After you exercise an option, however, the difference between the exercise price and the common stock price in effect at that time is taxed as ordinary income.

Federal Income Tax Consequences of Stock Options Granted Under the Stock Option Plan

        This summary of the material federal income tax consequences of the grant and exercise of stock options under the Stock Option Plan does not address every federal income tax issue that may arise and does not address foreign, state or local tax issues, which may be significant.

        This summary does not address the tax consequences for incentive stock options because the Joint Council does not intend to grant incentive stock options.

        Each holder of stock options granted under the Stock Option Plan should consider obtaining professional tax advice with respect to the tax impact of their stock options.

        Exercise of Nonqualified Stock Options With Cash.    Generally, an individual will not be taxed when a stock option is granted. Instead, at the time the individual exercises a stock option, the individual will recognize ordinary income for federal income tax purposes. The amount of ordinary income recognized by the individual will be equal to the excess of the fair value of the common stock at the time of exercise over the exercise price. We are generally entitled to a federal income tax deduction at that time and in the same amount that the individual realizes as ordinary income.

        If common stock bought through the exercise of a stock option is later sold or exchanged, then the difference between the sale price and the fair value of the common stock on the date of exercise will be recognized as gain or loss to the seller. If the common stock is a capital asset in the seller's hands, the gain or loss on the sale will be long-term or short-term capital gain or loss, depending on whether the holding period for the common stock at the time of sale is more than 12 months or 12 months or less, respectively.

        When an individual exercises a stock option into interests in a deferred compensation trust, the individual does not recognize any gain or loss as a result of the exercise of the stock option. However, when the interests in a deferred compensation trust which were obtained through the exercise of stock options are surrendered and the underlying shares of stock are sold resulting in a cash payment to the individual that event will be taxed as ordinary income in an amount equal to the fair value of the stock less the exercise price previously paid by the individual.

        Exercise of Nonqualified Stock Options With Shares of Common Stock.    If payment of the exercise price under a stock option is made by surrendering previously owned shares of common stock, the following rules apply:

  •
  No gain or loss will be recognized as a result of the tendering of shares in exchange for an equal number of shares available through the exercise of nonqualified stock options

  •
  Any additional shares received will be taxed as ordinary income in an amount equal to the fair value of the shares at the time of exercise

Payroll Deduction Stock Purchase Plan

        We have established the stock purchase plan for the benefit of our employees and employees of certain of our affiliates. The stock purchase plan provides for the purchase of common stock through payroll deductions by participating employees. The stock purchase plan is intended to qualify under Section 423 of the IRC. The stock purchase plan is not intended to qualify under Section 401(a) of the IRC. The stock purchase plan is not subject to ERISA.

Administration of the Stock Purchase Plan

        The stock purchase plan is administered by the Compensation Committee of the Board, which is the same committee that administers the stock option plans, described above. The Committee has the authority and the responsibility to interpret the plan, but delegates to CH2M HILL's senior management the day-to-day stewardship of plan activities, subject to periodic reporting and oversight.

        The senior management team decides which of our affiliates will be eligible to participate in the stock purchase plan. The Joint Council also decides whether employees must meet eligibility requirements in order to participate in the stock purchase plan.

        The Committee may adopt rules for the administration of the stock purchase plan. The committee's decisions on any questions that arise under the stock purchase plan are binding on all persons, including CH2M HILL and any employee who participates in the stock purchase plan.

Employees Eligible to Participate in the Stock Purchase Plan

        Generally, all of our employees and any participating affiliate may participate in the stock purchase plan. The senior management under delegation from the Compensation Committee of the Board decides which of our affiliates may participate in the stock purchase plan.

        We generally exclude employees who normally work less than 20 hours per week and employees who normally work five or fewer months in a year from participating in the stock purchase plan.

        Any employee who owns 5 percent or more of CH2M HILL or of any subsidiary of CH2M HILL is excluded from participating in the stock purchase plan.

        An employee who terminates employment with CH2M HILL and all participating affiliates is no longer eligible to participate in the stock purchase plan. For this purpose, termination of employment includes death, disability, retirement, transfer to an affiliate that is not eligible to participate in the stock purchase plan, or any other termination of employment. If an employee becomes ineligible to continue participating in the stock purchase plan, any amount held in the employee's stock purchase account will be distributed to the employee.

Participating in the Stock Purchase Plan

        In order to participate in the stock purchase plan, an employee must deliver a written payroll deduction authorization form to the plan administrator of the stock purchase plan. The payroll deduction authorization form will tell the eligible employee's employer to withhold a specific percentage of the eligible employee's pay to be used to buy common stock under the stock purchase plan. The payroll deduction authorization form must provide for the deduction of at least 1 percent of the employee's pay, but no more than 15 percent of the employee's pay, in a whole number percentage. However, an employee cannot purchase more than $25,000 of common stock under the stock purchase plan in any calendar year. The employee may increase or decrease the amount of its payroll deduction at any time in accordance with procedures prescribed by the Joint Council, effective as soon as administratively practicable. If the employee elects to stop payroll deductions, the participant may not start payroll deductions again until the first business day of the calendar quarter following the calendar quarter in which payroll deduction stopped.

        The Joint Council shall maintain a stock purchase account for each participant denominated in the currency of the United States of America. A participant's payroll deduction amounts shall increase the participant's stock purchase account. The Joint Council shall decrease the participant's stock purchase account for the amount used to purchase common stock as of a purchase date. If a participant is no longer contributing any payroll deductions to his or her stock purchase account or if the plan terminates or is terminated, the balance in the participant's stock purchase account shall be distributed to the participant (or to the participant's estate if the participant is deceased).

        A participant shall have the right to receive a distribution equal to the balance held in the participant's stock purchase account at any time prior to the time the amount is used to purchase common stock. Any distribution to the participant shall decrease the participant's stock purchase account by the amount of the distribution.

Assignment of Interests under the Stock Purchase Plan

        Amounts credited to a participant's stock purchase account may not be assigned, transferred, pledged, hypothecated, or otherwise disposed of in any way by a participant other than by will or the laws of descent and distribution, and any attempt to do so shall be null and void and without effect.

Purchases of Common Stock Under the Stock Purchase Plan

        We use the amount in the employee's stock purchase account to buy common stock for the employee on each Trade Date.

        Each year, our Board of Directors will decide what percentage of the purchase price of common stock we will contribute toward the purchase of common stock under the stock purchase plan during that year. Our percentage may be as low as 0 percent or as high as 15 percent. Since the inception of the program in 2000, we have contributed 10 percent toward the purchase of common stock under the plan. At present, we do not anticipate that this contribution percentage will change, but our Board of Directors has discretion to change the percentage of contribution. The percentage contribution will not be changed unless we first provide appropriate disclosure to plan participants. We will not actually contribute any amount to the employee's payroll deduction stock purchase account. Instead, we will add the contribution percentage to the amount in the employee's stock purchase account and use the combined amount to purchase common stock on each Trade Date. We will either buy the common stock on each Trade Date in the Internal Market, if available, or we will issue new shares of common stock to make common stock available for stock purchase plan buys.

Reservation of Common Stock for Purchase Under the Stock Purchase Plan

        Currently we have reserved 13,000,000 shares of common stock to be sold under the stock purchase plan. The number of shares of common stock reserved for sale under the stock purchase plan can be changed by the Compensation Committee of the Board, but such change is subject to shareholders' approval to reflect any stock split, stock dividend, recapitalization, or similar transaction that we may experience.

Restrictions on Common Stock Bought Through the Stock Purchase Plan

        All shares of common stock bought through the stock purchase plan will be subject to the restrictions on common stock contained in our Restated Bylaws.

        An employee is not permitted to purchase common stock under the stock purchase plan if doing so would cause the employee to own more shares of common stock than the employee is permitted to own under our Restated Bylaws.

Amendment and Termination of the Stock Purchase Plan

        Our Board of Directors may amend or terminate the stock purchase plan at any time. However, our Board of Directors may not increase the number of shares of common stock reserved for sale under the stock purchase plan unless our shareholders also approve that change.

Federal, State, and Local Income Tax Withholding

        The federal income tax consequences of purchasing common stock under the stock purchase plan are described below. Sometimes the sale of shares of common stock bought through the stock purchase plan may produce compensation income to an employee. In that case, the employee's employer may be required to withhold federal, state, and local income tax with respect to the amount of compensation income recognized by the employee, as though that amount was paid to the employee by the employer as wages. The employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, paid by the employer to the employee or by having us withhold the required amount from any amount that we may owe the employee upon a repurchase of the shares of common stock.

Federal Income Tax Consequences of Purchases of Common Stock Under the Stock Purchase Plan

        The following paragraphs summarize the material federal income tax consequences of participation in the stock purchase plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the stock purchase plan. This summary does not address foreign, state or local tax issues, which may be significant. Each participant in the stock purchase plan should consider obtaining professional tax advice with respect to the tax impact on that participant of participation in the stock purchase plan.

        Federal Income Tax Consequences for the Participant.    With respect to most of the participating affiliates, the stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the IRC. This means that, with respect to purchases of common stock under the stock purchase plan by employees of those affiliates:

  •
  The participant will not recognize income for federal income tax purposes when the participant buys shares of common stock under the stock purchase plan.

  •
  The participant will recognize ordinary income when the participant disposes of the common stock bought under the stock purchase plan.

  •
  The amount of ordinary income recognized by the participant when the participant disposes of shares of common stock bought under the stock purchase plan depends on whether the participant held the shares for at least two years before disposing of them. If the participant held the shares for at least two years after the date on which the shares were bought for the participant's account under the stock purchase plan, the participant will recognize ordinary income when the shares are sold or otherwise disposed of. The amount of the ordinary income is equal to the smaller of:

  (i)
  the amount by which the fair value on the purchase date exceeded the amount paid for the shares, or

  (ii)
  the amount by which the fair value on the date of disposition exceeds the amount paid for the shares.

        If the participant dies while owning shares of common stock bought under the stock purchase plan, ordinary income is recognized in the year of death in the amount described in the previous sentence.

  •
  If the participant disposes of shares of common stock bought under the stock purchase plan before the two year holding period expires, the participant will recognize ordinary income at the time of the disposition. The amount of the ordinary income recognized by the participant will be the amount by which the fair value of the shares on the purchase date exceeded the amount paid for the shares, even if the disposition is at a loss.

  •
  If the common stock is a capital asset in the hands of the participant, additional gain on the disposition of the shares of common stock, if any, will be short-term or long-term capital gain depending on whether the participant held the shares of common stock for 12 months or less, or for more than 12 months, respectively.

        In the cases discussed above, other than in the case of the participant's death, the amount of ordinary income recognized by the participant is added to the purchase price paid by the participant in order to determine the amount of gain or loss from the disposition of the shares.

        With respect to the portion of the stock purchase plan that is not intended to be qualified as an employee stock purchase plan under Section 423 of the IRC, a participant purchasing shares will recognize compensation income at the time of the purchase of shares of common stock under the stock purchase plan. The amount of this compensation income will be the amount by which the fair value of the shares on the purchase date exceeds the amount of the purchase price paid by the participant.

        Tax Consequences for CH2M HILL.    We will not be entitled to a deduction at any time with respect to shares sold under the portion of the stock purchase plan that is intended to qualify as an employee stock purchase plan under Section 423 of the IRC, if the participant buying the shares does not dispose of the shares before the two-year holding period expires. If the participant disposes of the shares prior to the expiration of the two-year holding period, we are allowed a federal income tax deduction that is equal to the amount of ordinary income recognized by the participant.

Deferred Compensation Plan

        We have adopted the CH2M HILL Companies, Ltd. Deferred Compensation Plan (DCP) for a select group of management and highly compensated participants effective January 1, 2001. The DCP is not subject to ERISA, except for certain limited reporting and disclosure requirements.

        Participants that are eligible to participate in the DCP may defer compensation, in cash or common stock, into the DCP on a pre-tax basis. There are several hypothetical investment options associated with the DCP that each eligible participant may choose to invest the cash portion of the deferred compensation. Each hypothetical investment option is based on an investment fund that a participant can select in a manner similar to the 401(k) Plan. All deferrals of common stock must remain invested in common stock and will be distributed in common stock. Participants in the DCP can receive distributions from the DCP upon the occurrence of certain events described below.

Administration of the Plan

        The Compensation Committee of our Board of Directors administers the DCP. The committee has the authority and responsibility to interpret and construe the DCP.

        We are paying all of the DCP's administrative costs. Any investment management fees or expenses associated with the actual investment funds are netted out of the return to produce the return for the hypothetical investments.

Deferral of Income into the Plan

        Participants can elect to defer portions of their base pay and incentive pay as follows:

  •
  Up to 50 percent of their monthly base pay

  •
  Up to 50 percent of the cash portion of their incentive pay

  •
  Up to 100 percent of the stock portion of their incentive pay, if they are eligible to directly own shares of common stock

        The amount of base pay a participant elects to defer will be withheld in substantially equal installments from each regularly scheduled payment of base pay. The amount of incentive pay a participant elects to defer will be withheld from the paycheck when the amount would otherwise have been paid.

        A participant must make a deferral election prior to the beginning of any given calendar year and is not permitted to modify or discontinue deferral elections for that year; however, deferral elections will cease in the event of the participant's death, termination of employment, retirement, or termination of the DCP. In very limited circumstances set forth in the DCP (e.g., serious financial hardship or disability), the committee may, in its sole discretion, suspend deferrals the participant would otherwise be required to make pursuant to the participant's current election form.

        A participant will have the option, within deadlines set by the committee, to set new or renew the amount of base pay and incentive pay a participant wishes to defer by completing a new election form prior to the beginning of the new year. If the participant does not make a new deferral election before the deadline set by the committee, the deferral will be zero for that plan year.

Hypothetical Investments

        Selection of Hypothetical Investments. For the purpose of determining the rate of return, which shall be credited to a participant's account, the participant will have the right to direct the investment of cash balances among certain hypothetical investments. Currently, there are sixteen hypothetical investments available. Nine of the funds are available to participants in the 401(k) Plan (Allianz CCM

Mid-Cap Fund, Domini Social Equity Fund, Fidelity Balanced Fund, Fidelity Diversified International Fund, Fidelity Equity-Income Fund, Fidelity Growth Company Fund, Fidelity Magellan Fund, Fidelity Retirement Government Money Market Portfolio and Fidelity Spartan 500 Index Fund). The following tables summarize the performance of the funds that are not available to participants in the 401(k) Plan. Past performance is not a guarantee of future results. These funds may, therefore, perform worse or better in the future than it performed in the past. For summary tables describing the performance of the other hypothetical investment alternatives available to 401(k) Plan participants, please see the tables on pages 23 through 26 of this prospectus.

Ariel Fund

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$98.30	(1.7)%
December 31, 2008	$50.87	(48.3)%
December 31, 2009	$83.13	63.4%

BlackRock Core Bond Total Return Portfolio

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$105.90	5.9%
December 31, 2008	$97.51	(7.9)%
December 31, 2009	$111.74	14.6%

Fidelity Freedom 2010

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$107.43	7.4%
December 31, 2008	$80.23	(25.3)%
December 31, 2009	$100.14	24.8%

Fidelity Freedom 2015

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$107.82	7.8%
December 31, 2008	$78.55	(27.2)%
December 31, 2009	$98.67	25.6%

Fidelity Freedom 2020

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$108.54	8.5%
December 31, 2008	$73.68	(32.1)%
December 31, 2009	$94.94	28.9%

 Fidelity Freedom 2025

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$108.64	8.6%
December 31, 2008	$72.07	(33.7)%
December 31, 2009	$93.71	30.0%

Fidelity Freedom 2030

Valuation as of	Unit Value	For Year
December 31, 2006	$100.00	—
December 31, 2007	$109.27	9.3%
December 31, 2008	$68.92	(36.9)%
December 31, 2009	$89.98	30.6%

        A participant must allocate deferrals among the available hypothetical investments. The allocations must be in whole percentage point increments, and the total must equal 100 percent. If a participant does not allocate the deferrals, those deferrals will be allocated to the lowest risk investment available under the DCP. The participant will have no actual ownership in any investment funds as a result of participation in the DCP.

        Return on Hypothetical Investments.    The value and return on these hypothetical investments will fluctuate with the performance of the actual investment funds upon which these hypothetical investments are based, less all applicable investment management fees and expenses. The "purchase price" and "redemption price" of shares of these hypothetical investments will be a function of the value of the price of the actual investment fund at the time of "purchase" or "sale." Based upon the performance of the hypothetical investments selected, a participant's account will be credited with deemed earnings or debited with deemed losses on a daily basis. Except as outlined below, a participant can change the "mix" of hypothetical investments on a daily basis as well. If and when benefits are being paid out in installments, the participant will continue to have the opportunity to transfer amounts among the available hypothetical investments.

        Hypothetical CH2M HILL Companies, Ltd. Common Stock Fund Special Rules.    The only amounts a participant may invest in this hypothetical common stock fund are the initial cash deferrals of base and incentive pay. Participants are not allowed to transfer amounts previously invested in another fund to the hypothetical common stock fund. Transfers out of the hypothetical common stock fund can only be made quarterly and must coincide with the Internal Market Trade Date. Deferrals of the stock portion of incentive pay will remain invested in common stock and may not be exchanged out into other hypothetical investments.

        Vesting.    Participants will always be 100 percent vested in deferrals of base pay and incentive pay, as well as any earnings or losses specifically attributable to those deferrals, based on the investments chosen.

Nature of Plan Benefits

        Although benefits under the DCP, except common stock deferred as part of the incentive pay, are not funded, we have a contractual commitment to the participants to pay DCP benefits. In order to fulfill that commitment, CH2M HILL places certain assets in an irrevocable trust which provides participants with an extra level of security, since we cannot use trust assets for purposes other than the DCP. Nevertheless, any assets we may set aside to pay DCP benefits, including assets held in this trust, will remain in our general assets and will be subject to the claims of our creditors in the unlikely event of its insolvency. If we should have financial difficulties that prevent it from paying its debts as they become due, a participant's right to DCP benefits would be treated in the same manner as the claims of other unsecured general creditors.

Accounts and Account Statements

        Each participant shall have an account established in his or her name under the DCP to reflect the amount payable to the participant under the DCP. We will distribute benefit statements reflecting the current amount in the participant's account to the employees on an annual basis. Any amounts that the participant elects to defer shall increase the participant's account. Any amounts distributed to the participant or the participant's beneficiary shall decrease the participant's account.

Assignment of Interests in the DCP

        Neither an employee nor a beneficiary may voluntarily or involuntarily assign, or alienate (either at law or in equity) any benefit under the DCP, and the committee shall not recognize any such anticipation, assignment, or alienation. Furthermore, a benefit under the DCP shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests or benefits provided pursuant to the terms of the DCP or the levy of any attachment or similar process thereupon, shall by null and void and without effect.

Distribution of DCP Benefits

        The balance in a participant's account will be paid to the participant in the form and at the time elected on the benefit distribution form. DCP benefits can be received on:

  •
  The first day of the month following the participant's retirement (generally retirement from all employment or a significant reduction in hours following the attainment of age 55) as determined at the discretion of the committee

  •
  The first day of the month following the date the participant terminates employment

  •
  A date the participant specifies on the benefit distribution form, which must be at least 3 years following the first year in which participation in the DCP commenced

        A participant can choose to receive DCP benefits in:

  •
  A single lump sum payment

  •
  Installment payments over a period of 5, 10, or 15 years

  •
  A combination of a lump sum payment and installment payments

        However, regardless of the participant's election, payment will be in a lump sum following termination of employment, unless the committee has determined that the participant has retired. We can direct that a participant begin receiving payments at an earlier date if the participant becomes disabled or terminates employment before the date the participant elected to begin receiving payments. In any event, if the participant's account balance is less than $10,000 on the date benefits commence, the participant will receive the balance in a lump sum payment, regardless of any distribution election made.

        At the time a participant first elects to participate in the DCP, the participant must complete a benefit distribution form. A participant may be able to change the benefit distribution date and/or form of payment by submitting a request to the committee at least 13 months prior to date benefits would otherwise commence. All changes are subject to approval by the committee, in its sole discretion.

        At distribution, a participant will receive benefits in the form of cash unless the participant is eligible to receive common stock. Only qualified participants who are employed by us at the time of distribution are eligible to receive common stock. At retirement, participants who have invested in the hypothetical common stock fund must divest of amounts held in that fund as of the Trade Date following retirement, unless the participant is eligible for and participates in the CH2M HILL Companies, Ltd. alumni program.

Serious Financial Hardship Withdrawals.

        If a participant experiences an unforeseen emergency causing a serious financial hardship due to events beyond the participant's control that would result in severe financial hardship to that participant if a withdrawal were not permitted, the participant may petition the committee and request to suspend any deferrals that would otherwise be required to be made pursuant to the current election form. The participant may also petition the committee to receive a portion of the account balance to the extent that the withdrawal would relieve the financial emergency. If the committee determines, in its sole discretion, that a serious financial hardship has occurred, the participant may withdraw an amount necessary to satisfy the emergency. The amount withdrawn cannot exceed the account balance.

Amendment or Termination

        We reserve the right to amend or terminate the DCP. If the DCP is amended, the value of a participant's account at the time of the amendment will not be adversely affected. All rights and obligations shall continue until the balance in all participants' accounts have been paid to all participants under the DCP. If we terminate the DCP following a Change of Control (as that term is defined in the plan document), each participant's account under the DCP shall become immediately due and payable.

Federal Income Tax Consequences

        The income a participant defers will not be subject to federal income tax at the time of deferral. Deferrals of base pay and incentive pay are considered to be wages for FICA tax purposes at the time services are performed. In other words, the time at which FICA is assessed is unaffected by a participant's decision to defer such amounts into the plan. Earnings credited to amounts a participant has deferred, however, will not be subject to FICA taxation.

        Income taxes will be paid in the year a participant or a participant's beneficiary receives a payment from the plan. The deferred amounts and earnings accrued on such amounts are taxed as current income at the time such amounts are actually distributed to the participant.

        This description summarizes the material federal income tax consequences of participation in the plan, but is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the plan. Each participant should consider discussing the federal, state and local tax consequences of participation in the deferred compensation plans with the participant's tax advisor.

SECURITIES OFFERED BY THE CURRENT SHAREHOLDERS

        Based on our stock transfer records, we will provide specific information upon request, regarding the selling shareholders who are not individually named at a particular point in time, in connection with a legal proceeding filed under the federal securities laws.

        The following table sets forth, as of March 23, 2010, the number of shares of common stock directly owned by our current directors and executive officers. The percentage of common stock owned is based upon the total number of shares of our common stock outstanding as of March 23, 2010. The table does not reflect the sale of any shares of common stock being offered by us. All of the shares are owned of record.

Name of Owner	Number of Shares Owned	Percent of Ownership	Number of Shares Registered
Manuel E. Aguirre(1)	4,113	*	4,113
Robert W. Bailey	44,657	*	44,657
Robert G. Card	193,127	*	193,127
William T. Dehn	63,856	*	63,856
Jerry D. Geist	24,049	*	24,049
Garry M. Higdem	173,609	*	173,609
Charles "Chad" O. Holliday	2,734	*	2,734
Lee A. McIntire	135,396	*	135,396
Michael E. McKelvy	23,791	*	23,791
Georgia R. Nelson(1)	—	—	—
David B. Price	16,708	*	16,708
Jacqueline C. Rast	20,931	*	20,931
M. Catherine Santee	65,606	*	65,606
Michael A. Szomjassy	30,349	*	30,349
Nancy R. Tuor	32,835	*	32,835
Barry L. Williams	24,049	*	24,049
All directors and executive officers as a group (17 people)	865,342	2.7	865,342

*
Less than one percent.

(1)
Director nominee.

        This prospectus may also be used by our executive officers, senior executives, project managers and technologists for reoffers and resales of shares or our common stock that they may acquire from time-to-time pursuant to our employee benefit plans. Prior to any such use, we will, if required, file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act identifying such other executive officers, senior executives, project managers and technologists and the number of shares that they propose to reoffer and resell hereby.

DETERMINATION OF OFFERING PRICE

        Trading in our common stock is restricted to authorized buyers on our Internal Market, and the sales price on each Trade Date is established by our Board of Directors. For a detailed description of how our Board of Directors determines each Trade Date price for our common stock, please refer to the information under "Internal Market Information—Stock Price Determined by Board of Directors" in this prospectus.

PLAN OF DISTRIBUTION

        We and the selling shareholders may offer and sell the shares covered by this prospectus only on our Internal Market to the authorized buyers described under "Internal Market Information—Authorized Buyers" in this prospectus. The selling shareholders will not be treated more favorably than other shareholders selling on our Internal Market. Like all other shareholders selling shares of common stock on our Internal Market (other than the trustees of our 401(k) Plan), the selling shareholders will pay a sales commission to our broker, NTB, equal to two percent of the proceeds of such sales. No sales commission is paid by buyers on our Internal Market.

 VALIDITY OF COMMON STOCK

        The validity of the common stock offered hereby will be passed upon for us by Margaret B. McLean, Esq., our Vice President and Chief Legal Officer. Ms. McLean is also a shareholder of CH2M HILL and her holdings do not exceed 1% of the outstanding shares of our common stock.

RESALE RESTRICTIONS

Restrictions Applicable to All Shareholders

        All shares of common stock are subject to our repurchase right, right of first refusal, and other restrictions on transferability. These restrictions are summarized in the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC, which will be made available to you upon request.

Restrictions Applicable to Affiliates of CH2M HILL

        Resales of common stock by our affiliates are further restricted under the Securities Act of 1933 (Securities Act). An affiliate is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, CH2M HILL. Our affiliates may not sell common stock except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. In addition, the number of shares of common stock sold by any affiliate pursuant to this prospectus may not exceed, during any three month period, one percent of the total outstanding shares of our common stock.

AVAILABLE INFORMATION

        We are subject to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, file reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information filed with the SEC, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. This information may also be found in our website at www.ch2m.com located in the About Us/Employee Ownership section and is made available as soon as practicable after filing with the SEC.

INCORPORATED DOCUMENTS

        This prospectus is a prospectus delivered in compliance with the Securities Act of 1933, as amended (the "Securities Act"). We have filed a Registration Statement on Form S-8 (the "Registration Statement") with the SEC with respect to the shares of common stock issuable under employee benefit plans disclosed herein. You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

        In accordance with the Securities Act and the Exchange Act, the SEC allows us to "incorporate by reference" information into a document, which means that we can disclose important information to you by referring you to another filing we submit to the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC that is incorporated by reference in this prospectus will automatically update and supersede this information. We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information that is furnished but deemed by the rules of the SEC not to have been filed, until our offering under this prospectus is completed:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which included audited financial statements for our latest fiscal year;

  •
  the Annual Report on Form 11-K for the fiscal year ended December 31, 2008, filed by the trustee of our 401(k) plan;

  •
  all of our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to in (a) above; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act on September 7, 1999.

        We will provide you at no cost, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents), any report, proxy statement or other communication distributed by us to our shareholders generally, and all other documents we must deliver under Rule 428(b) of the Securities Act. Requests for such copies should be directed to:

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112-5946
Attention: Investor Relations
(303) 771-0900

50,000,000 Shares

CH2M HILL Companies, Ltd.

Common Stock

PROSPECTUS

March 23, 2010

        Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents filed by us with the SEC are incorporated by reference herein:

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which included audited financial statements for our latest fiscal year;

  (b)
  The Annual Report on Form 11-K for the fiscal year ended December 31, 2008, filed by the trustee of our 401(k) plan;

  (c)
  All of our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to in (a) above; and

  (d)
  The description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act on September 7, 1999.

        All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Margaret B. McLean, who opines for this filing on the validity of CH2M HILL's common stock, is an employee of CH2M HILL. She is employed by CH2M HILL as its Vice President and Chief Legal Officer. Ms. McLean is also a shareholder of CH2M HILL and her holdings do not exceed 1.0% of all outstanding common stock of CH2M HILL.

Item 6.    Indemnification of Directors and Officers

        Under the Oregon Business Corporation Act ("OBCA") a corporation's articles of incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, our Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the OBCA. Section 60.047(2)(d) of the OBCA sets forth the following actions for which limitation of liability is not permitted, including (i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper personal benefit.

        Our Restated Bylaws allow us to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of us or any of our subsidiaries, or is or was serving at our request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the OBCA, indemnification is available if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

        We purchase and pay the premium for insurance in respect of claims against our directors and officers and in respect of losses for which we may be required or permitted by law to indemnify our directors and officers. All of our directors and the directors of our subsidiaries are insured by this policy. All of our and our subsidiaries' officers and assistant officers are also insured by this policy. We do not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

        The following is a list of exhibits to this Registration Statement:

Exhibit Number	Description
*5.1	Opinion of Margaret B. McLean, Esq., CH2M HILL's Chief Legal Officer, with respect to legality of the common stock being issued by us
*5.2	IRS 401(k) Plan determination letter
*23.1	Consent of KPMG LLP
*23.2	Consent of Margaret B. McLean, Esq. (included in exhibit 5.1)
*23.3	Consent of The Environmental Financial Consulting Group, Inc.
*23.4	Consent of Ehrhardt Keefe Steiner & Hottman PC
24.1	Power of Attorney, filed as exhibit 24.1 to CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2009 (Commission File No. 000-27261) on February 25, 2010.
*99.1	First Amendment to the CH2M HILL Retirement and Tax-Deferred Savings Plan (As Amended and Restated Effective January 1, 2008)

*
Filed herewith

Item 9.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CH2M HILL Companies, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, Douglas County, State of Colorado, on the 23rd day of March, 2010.

CH2M HILL COMPANIES, LTD.
By:	/s/ M. CATHERINE SANTEE
M. Catherine Santee Chief Financial Officer

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below does hereby make, constitute and appoint each of M. Catherine Santee and Margaret B. McLean as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for and on such person's behalf, and in any and all capacities, this Registration Statement on Form S-8, any and all amendments (including post-effective amendments) thereto and any abbreviated registration statement in connection with this Registration Statement including but not limited to any registration statement filed to register additional common stock that may be offered pursuant to any employee benefit plan, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ LEE A. MCINTIRE Lee A. McIntire	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 23, 2010
/s/ M. CATHERINE SANTEE M. Catherine Santee	Chief Financial Officer (Principal Financial Officer)	March 23, 2010
/s/ JOANN SHEA JoAnn Shea	Chief Accounting Officer (Principal Accounting Officer)	March 23, 2010
* Robert W. Bailey	Director	March 23, 2010

Signature	Title	Date
* Robert G. Card	Director	March 23, 2010
* William T. Dehn	Director	March 23, 2010
* Jerry D. Geist	Director	March 23, 2010
* Garry M. Higdem	Director	March 23, 2010
* Chad O. Holliday	Director	March 23, 2010
* David B. Price	Director	March 23, 2010
* Jacqueline C. Rast	Director	March 23, 2010
* Michael A. Szomjassy	Director	March 23, 2010
* Nancy R. Tuor	Director	March 23, 2010
* Barry L. Williams	Director	March 23, 2010

*By:	/s/ M. CATHERINE SANTEE M. Catherine Santee as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
*5.1	Opinion of Margaret B. McLean, Esq., CH2M HILL's Chief Legal Officer, with respect to legality of the common stock being issued by us
*5.2	IRS 401(k) Plan determination letter
*23.1	Consent of KPMG LLP
*23.2	Consent of Margaret B. McLean, Esq. (included in exhibit 5.1)
*23.3	Consent of The Environmental Financial Consulting Group, Inc.
*23.4	Consent of Ehrhardt Keefe Steiner & Hottman PC
24.1	Power of Attorney, filed as exhibit 24.1 to CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2009 (Commission File No. 000-27261) on February 25, 2010.
*99.1	First Amendment to the CH2M HILL Retirement and Tax-Deferred Savings Plan (As Amended and Restated Effective January 1, 2008)

*
Filed herewith